Exhibit 10.17

HERITAGE FIELDS LLC,

a Delaware limited liability company

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF APRIL 21, 2017

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION, AND COMPLIANCE WITH THE OTHER TERMS OF THIS AGREEMENT.

i

9.10	No Restoration of Negative Capital Account	29
9.11	Withheld Amounts	29
9.12	Termination of Legacy Interests	29

ARTICLE X MANAGEMENT OF THE COMPANY		29

10.1	Management by Members	29
10.2	Matters Requiring 100% Approval	32
10.3	Reserved	32
10.4	Reserved	32
10.5	Reserved	32
10.6	Administrative Member	32
10.7	Executive Committee	33
10.8	Appointment of Initial Members of the Executive Committee	34
10.9	Place of Meetings; Notice	34
10.10	Regular Meetings	34
10.11	Special Meetings; Notice	34
10.12	Quorum; Majority Vote	34
10.13	Procedure; Minutes	35
10.14	Compensation of Executives	35
10.15	Action Without Meeting	35
10.16	Telephone and Similar Meetings	35
10.17	Tax Matters	35
10.18	Financial Records and Reports	35
10.19	Accountants	37
10.20	The Business Plan; Company-Specific Expenses	37
10.21	Financing	37
10.22	Development Bonds	37

ARTICLE XI TRANSFER OF INTERESTS/BUY-OUT		38

11.1	Restrictions on Transfer	38
11.2	Permitted Dispositions	38
11.3	Conditions	38
11.4	Inter-Member and Third Party Transfers	38
11.5	Buy-Out	44
11.6	Additional Conditions	47
11.7	General Provisions Regarding Assignments	47
11.8	Effect of Noncompliance	48

ARTICLE XII LIABILITY AND INDEMNIFICATION		48

12.1	Liability of Executives and Members	48
12.2	Indemnification of Executives and Members	49
12.3	Indemnification of Company and Members by a Member	49
12.4	Limited Recourse	49

ARTICLE XIII DISSOLUTION AND TERMINATION OF THE COMPANY		49

13.1	Dissolution	49
13.2	Winding Up	50
13.3	Termination and Cancellation	50

ARTICLE XIV NOTICES		50

14.1	Notices	50

ARTICLE XV FISCAL YEAR		51

15.1	Fiscal Year	51

ARTICLE XVI BANK ACCOUNTS		51

16.1	Bank Accounts	51

ARTICLE XVII AGREEMENT AND AMENDMENTS		51

17.1	Agreement and Amendments	51

ARTICLE XVIII BINDING EFFECT		51

18.1	Binding Effect	51

ARTICLE XIX APPLICABLE LAWS		51

19.1	Applicable Laws	51

ARTICLE XX DISCLOSURES		52

20.1	Disclosures	52
20.2	Member’s Indemnity	52

ARTICLE XXI MISCELLANEOUS		53

21.1	Waiver of Action for Dissolution	53
21.2	Third Party Beneficiaries	53
21.3	Counterparts	53
21.4	Provisions Severable	53
21.5	Titles or Captions	53
21.6	Waiver	53
21.7	Further Assurances	53
21.8	Construction of Agreement	54
21.9	Fees and Costs	54
21.10	Recalculation of Interest	54
21.11	Venue	54
21.12	Waiver of Jury Trial	54
21.13	Confidentiality	54
21.14	Publicity	55
21.15	Cooperation	55

EXHIBITS

EXHIBIT A	Members’ Names, Percentage Interests and Contribution Percentages
EXHIBIT B	Addresses for Notices

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

HERITAGE FIELDS LLC

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HERITAGE FIELDS LLC (as amended and/or restated from time to time in accordance with the terms hereof, this “Agreement”) dated as of April 21, 2017 (the “Effective Date”), by and among FIVE POINT HERITAGE FIELDS, LLC, a Delaware limited liability company (“Five Point”), HERITAGE FIELDS CAPITAL CO-INVESTOR MEMBER LLC, a Delaware limited liability company (“Co-Investor”), MSD HERITAGE FIELDS, LLC, a Delaware limited liability company (“MSD”), LENFIVE, LLC, a Delaware limited liability company (“Lennar”), LNR HF II, LLC, a California limited liability company (“LNR”), and FPC-HF VENTURE I, LLC, a Delaware limited liability company (“FPC-HF”). Capitalized terms herein have the respective meanings set forth in Section 1.1.

RECITALS

A. Heritage Fields LLC, a Delaware limited liability company (the “Company”), was formed upon the filing of the Certificate with the Secretary of State of the State of Delaware on January 20, 2005.

B. Five Point, Co-Investor, MSD, Lennar, LNR and FPC-HF entered into that certain Third Amended and Restated Limited Liability Company Agreement of Heritage Fields LLC, dated as of May 2, 2016 (the “Existing LLC Agreement”).

C. Pursuant to Section 17.1 of the Existing LLC Agreement, the Voting Members are authorized to amend the Existing LLC Agreement.

D. The Voting Members desire to enter into this Agreement to amend and restate the Existing LLC Agreement in its entirety as hereinafter provided, effective as of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Existing LLC Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. The capitalized terms used in this Agreement shall have the respective meanings specified in this Article I.

“100% Approval” is defined in Section 10.2.

“Accountants” means any firm of certified public accountants as may be selected by the Members.

“Act” means Delaware Limited Liability Company Act as enacted in the State of Delaware, as from time to time amended.

“Additional Capital Contributions” means all contributions, other than Initial Capital Contributions, made to the capital of the Company by the Members pursuant to Section 7.2, Section 7.3 and Section 7.4 of this Agreement, including 100% of any Deficiency Capital Contribution.

“Adjacent Property” means any real property located within one quarter (1/4) of a mile of the boundary of the Property.

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Partner’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Administrative Member” means the Member who, at the time in question, is serving as Administrative Member pursuant to Section 10.6.

“Adverse Interest” is defined in Section 8.3(b)(i).

“Affiliate” means, with respect to a Person: (a) any Person directly or indirectly owning or holding ten percent (10%) or more of the outstanding voting securities or other equity ownership interests of such Person; (b) any Person ten percent (10%) or more of whose outstanding securities or other equity ownership interests are directly or indirectly owned or held by such Person; (c) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; (d) any officer, director, employee, member or partner of such Person; (e) if such Person is an officer, director, employee, member or partner, any Entity for which such Person acts in any such capacity; and (f) any sibling, direct descendant (including adopted children or grandchildren), parent, grandparent or spouse of such Person, or any trust or limited partnership created solely for the benefit of any such Person. Notwithstanding the foregoing, no Member shall be deemed an Affiliate of the Company, any Subsidiary or another Member solely by reason of being a Member of the Company with rights as provided in this Agreement.

“Affiliate Transaction Determination” is defined in Section 8.2.

“Agreement” is defined in the Preamble.

“Allocable Share” means, with respect to any Member’s share of a specific obligation, such Member’s then Contribution Percentage.

“Annual Budget” is defined in the definition of Business Plan.

“Applicable Projection Period” shall be determined as of the last day of a fiscal quarter and means the immediately succeeding three fiscal quarters.

“Assigning Member” is defined in Section 11.4(a).

“Audited Financial Statements” is defined in Section 10.18(b)(i).

“Available Cash” means, as of any date, (i) all cash on hand as of such date, less (ii) all amounts due and payable as of such date, less (iii) all other cash expenditures or payments expected to be made during the Applicable Projection Period (net of funds expected to be available during the Applicable Projection Period from any then-existing loans or credit facilities to pay such expenditures or payments), less (iv) additional reserves (if any) that have been approved by the Requisite Vote as of the date a distribution is to be made, plus (v) expected cash receipts and other expected sources of cash, including CFD reimbursements, but excluding loans or credit facilities, during the Applicable Projection Period, in an amount not to exceed the sum of the aggregate amounts in the foregoing clauses (ii), (iii) and (iv), all as determined by the Administrative Member in its commercially reasonable discretion. In calculating Available Cash, the Administrative Member shall take into account all facts and circumstances then known to it, including known or anticipated deviations from the Business Plan and the Annual Budget.

“Bankruptcy” means (a) that the Person, as to whom the word Bankruptcy is to apply, shall have commenced any case, proceeding or other action (1) under the Bankruptcy Code or any existing or future Bankruptcy Law, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for the Person or for all or any substantial part of the assets of the Person, or the Person shall make a general assignment for the benefit of creditors; or (b) there shall be commenced against the Person any case, proceeding or other action of a nature referred to in clause (a) above which (1) results in the entry of an order for relief or any such adjudication or appointment and (2) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) there shall be commenced against the Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (d) the Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above; (e) the Person shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or (f) there shall occur with respect to such Person a Bankruptcy as such term is defined in the Financing Documents and the same shall have resulted in an event of default under the Financing.

“Blackacre” means Blackacre Heritage Fields, L.L.C., a Delaware limited liability company.

“Bonds” is defined in Section 10.22.

“Book Basis” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that (a) if property is contributed to the Company, the initial Book Basis of such property shall equal its fair market value on the date of contribution, and (b) if the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of any Company asset, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Treasury Regulation. The Book Basis of all assets shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of assets other than depreciation or amortization.

“Breach” means (i) the Bankruptcy of a Member or (ii) any of the following when committed by a Member or its Affiliate in connection with the Company, the Property, any Subsidiary or the business of the Company or of any such Subsidiary: (A) willful misconduct, or (B) material breach of any material provision of this Agreement, including taking action beyond the authority granted to such Member under this Agreement which action causes any material damage to any other Member or to the Company, the Property, any Subsidiary or the business of the Company or of any Subsidiary; provided that, in the case of a breach of this Agreement that is reasonably susceptible of cure, such breach shall not constitute a Breach under this clause (B) unless such breach continues for thirty (30) days after receipt by the breaching party of written notice of such breach, provided that if the breaching party is continually and diligently pursuing a cure and such breach is curable but not reasonably within thirty (30) days, then such cure period shall be extended for the period required, with the exercise of reasonable diligence, to cure such breach, provided that the breaching party continues to diligently pursue such cure; and further provided that such breach was not caused by the breaching party’s gross negligence or willful misconduct.

“Business Day” means any day other than Saturday or Sunday on which banks are open for business in California.

“Business Plan” means, collectively, the business plan for the Company, the Property and the Owner, which includes an annual budget reflecting budgeted cash flow (x) on a monthly basis for the then current Fiscal Year (the “Annual Budget”) and (y) on an annual basis for each Fiscal Year thereafter for the Life of the Project, which shall include an allocation of budgeted cash flow for each such Fiscal Year among the applicable Categories, as in effect from time to time as adopted, re-approved, modified and/or revised by the Members pursuant to Section 10.20.

“Buy-Out Arbitrator” is defined in the definition of Buy-Out Baseball Arbitration.

“Buy-Out Baseball Arbitration” shall mean the following procedure: Within fifteen (15) days after the Buying Members’ delivery of an Election Notice to the Selling Member, the Buying Members shall select a date which is no earlier than thirty (30) days and no later than forty-five (45) days after the Buying Members’ delivery of an Election Notice (the “Buy-Out Exchange Date”). At 12:00 p.m. Eastern Time on the Buy-Out Exchange Date the Buying Members and the Selling Member shall simultaneously exchange with each other at the Company’s offices a sealed envelope with a written determination (each, a “Determination”) of an assumed aggregate value for all of the directly owned assets of Owner, free and clear of all direct liabilities of Owner (the “Owner Value Amount”). Notwithstanding anything to the contrary in this Agreement, in the event that there is more than one Buy-Out Member, no acquisition and sale shall take place pursuant to Section 11.5 unless the Buy-Out Members agree on a single Determination of the Owner Value Amount, which shall be determined based on Majority Approval of the Buy-Out Members. Subject to the preceding sentence, if only one Determination is submitted by the Buy-Out Members and the Selling Member within the requisite time period, the values contained in that Determination shall be the Owner Value Amount, and such Determination shall be final. If both Determinations are timely submitted and they differ by less than five percent (5%) of the lower of the two Determinations, the average of the two Determinations shall be the Owner Value Amount. If the two Determinations differ by more than five percent (5%) of the lower of the two Determinations, the Buying Members and the Selling Member shall select a neutral real property appraiser licensed in the State of California with more than ten (10) years of experience appraising master plan communities in the State of California and unaffiliated with either the Buying Members or the Selling Member or any of their Affiliates (a “Buy-Out Arbitrator”) within fifteen (15) days after the Buy-Out Exchange Date. If the parties are unable to agree on a Buy-Out Arbitrator, JAMS procedures shall be followed and a Buy-Out Arbitrator shall be selected within thirty (30) days after the Buy-Out Exchange Date. The Buying Members and the Selling Member shall immediately deliver copies of both Determinations to the Buy-Out Arbitrator upon selection of the Buy-Out Arbitrator. The Buy-Out Arbitrator shall within twenty (20) days after its appointment review and hear such evidence and testimony as the parties may desire to present, and the Buy-Out Arbitrator shall within fifteen (15) days after the conclusion of such review issue his or her independent determination of the Owner Value Amount (for purposes of this definition, the “Independent Value Amount”) and also select whichever of the Selling Member’s Determination and the Buy-Out Member’s Determination is closer to the Independent Valuation Amount (the Owner Value Amount set forth in the Determination so selected by the Buy-Out Arbitrator shall be deemed to the Owner Value Amount for all purposes of Section 11.5 and be final and conclusive). The Buy-Out Arbitrator shall not have the right to choose any Owner Value Amount other than whichever of the Determinations submitted by the parties is the closer to the Independent Value Amount. The Buy-Out Arbitrator shall not have the power to vary any of the terms of this Agreement. This procedure is modeled on the procedure described in JAMS Comprehensive Arbitration Rules & Procedures, Rule 33, and this procedure shall be construed in accordance with the principles underlying such Rule. The cost of the Buy-Out Arbitrator shall be borne by the Buying Members. A copy of the final determination of the Owner Value Amount shall be delivered to the Accountants who shall, within fifteen (15) calendar days after their receipt of the final determination of the Owner Value Amount, determine and notify the Members as to the amount each Member would receive (for purposes of this definition, the “Individual Member Prices”) if all the directly owned assets of the Owner were sold for the Owner Value Amount, all direct liabilities of Owner were fully repaid, any balance was distributed to Mezzanine Subsidiary and such process was repeated until any remaining balance was paid to the Company, the Company paid all its direct liabilities (including any liabilities owed by the Company to any Member or its Affiliate, other than as Distributions) and any remaining proceeds were paid to the Members as Distributions in accordance with Section 9.8. The Accountant’s determination shall be limited to determining the Individual Member Prices and, accordingly, the Accountants shall, in making such determination, not make any determination as to the actual value of any assets of the Company or any Subsidiary, including Owner. The determination of the Individual Member Prices by the Accountants shall be conclusive absent manifest error and provided the Accountants have not exceeded their authority under this definition.

“Buy-Out Deposit” is defined in Section 11.5(b).

“Buy-Out Exchange Date” is defined in the definition of Buy-Out Baseball Arbitration.

“Buying Members” is defined in Section 11.5(a).

“Buying ROFO Members” is defined in Section 11.4(d).

“Call Deficiency” is defined in Section 7.3(a).

“Capital Account” means the separate account maintained for each Member under Section 9.1.

“Capital Call Cure” is defined in Section 7.3(d).

“Capital Call Members” is defined in Section 7.3.

“Capital Commitment” means, with respect to any Member and as of any date, (i) such Member’s Contribution Percentage as of the Effective Date, multiplied by $42.5 million, less (ii) the aggregate amount of Additional Capital Contributions (excluding Deficiency Capital Contributions) made by such Member after the Effective Date and on or prior to the date of determination.

“Capital Default” means, with respect to any Member, the failure of such Member to fund, prior to the applicable Deadline Date, its then Contribution Percentage of the amount specified in a Contribution Notice as required under the last sentence of Section 7.2(c).

“Cash Flow Participation Agreements” has the meaning given such term in the Development Management Agreement.

“Castlelake Fund” means Castlelake III, L.P., a Delaware limited partnership.

“Categories” means, collectively, each of the following four (4) categories of revenues and costs within the Business Plan for the Life of the Project and for each Fiscal Year: (i) all hard construction costs and hard cost-related design costs relating to the development of the Property (or any portion thereof) that are required under any development or other agreement between Owner or any of its Affiliates and any governmental authority; (ii) all hard construction costs and hard cost-related design costs relating to the Project (or any portion thereof) other than those described in clause (i) of this definition; (iii) all costs and expenditures not described in clauses (i) or (ii) of this definition; and (iv) revenues from the sale or lease of the Property or any portion thereof.

“Certificate” means the Certificate of Formation of the Company, filed with the Secretary of State on January 20, 2005 as amended from time to time.

“CL Fund” means Castlelake Fund or any other fund or account, or any Entity Controlled by any such fund or account, which is Controlled or managed, directly or indirectly, by CL Management.

“CL Management” means Castlelake, L.P., a Delaware limited partnership.

“Closely Controlled Affiliate” means, with respect to the Person in question, (i) a Controlled Affiliate of such Person, and (ii) if such Person in question is a Member, a Permitted Transferee of such Member (to the extent, if any, that such Permitted Transferee does not qualify under clause (i)). Notwithstanding the foregoing, no Member shall be deemed a Closely Controlled Affiliate of the Company, any Subsidiary or another Member solely by reason of being a Member of the Company with rights as provided in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision or provisions of succeeding law).

“Co-Investor” is defined in the Preamble.

“Co-Investor Affiliate” is defined in the definition of Permitted Disposition.

“Co-Investor Member” means, collectively, (i) Co-Investor and (ii) each Closely Controlled Affiliate of Co-Investor that has acquired 100% of the Interest in the Company owned on the date of Disposition by Co-Investor or by a Closely Controlled Affiliate of Co-Investor that became Co-Investor Member under this clause (ii) after the Effective Date and that has been admitted as a Member of the Company after the Effective Date in accordance with the requirements of this Agreement. For the avoidance of doubt, if a Person that qualifies as a Closely Controlled Affiliate of Co-Investor Member acquires an Interest (or portion thereof) from another Member or the Company, such Person shall not be part of the Co-Investor Member and shall instead be a New Member.

“Commercial Development Sub-Management Agreement” means that certain Commercial Development Sub-Management Agreement, dated as of December 29, 2010, between Owner and LNR, as amended, restated, modified and/or replaced from time to time, which agreement was terminated by Owner effective as of June 30, 2013, subject to LNR’s right to receive “Incentive Compensation” (as defined under and in accordance with the terms thereof).

“Commercial Development Sub-Manager” means the sub-manager under the Commercial Development Sub-Management Agreement, which, as of the Effective Date, is LNR.

“Company” is defined in Recital A.

“Company Property” means, as of any date, all tangible and intangible assets and property and investments of every kind and nature then owned by the Company or any Subsidiary.

“Confidential Information” is defined in Section 21.13(a).

“Contribution Notice” is defined in Section 7.2(c).

“Contribution Percentage” means, with respect to any Member: (i) as of the Effective Date, the Contribution Percentage of such Member as set forth on Exhibit A and (ii) as of any subsequent date, the original Contribution Percentage of such Member set forth on Exhibit A as the same may be adjusted from time to time between the Effective Date and such subsequent date as a result of a Disposition of a Percentage Interest (or portion thereof) permitted hereunder. For avoidance of doubt, it is agreed that any dilution of a Member’s Percentage Interest pursuant to Section 7.3 or Section 7.4 shall not result in any reduction of such Member’s Contribution Percentage.

“Contribution Share” is defined in Section 7.3.

“Control” as used with respect to any Entity, means the possession, directly or indirectly, of the power to control the management and policies of such Entity. (For avoidance of doubt, an Entity can be said to Control another Entity notwithstanding that there may be other Entities with ownership interests in such Entity that have a veto right over so called “Major Decisions” of such Entity). “Controlling” and “Controlled” have the meanings correlative to such definition.

“Controlled Affiliate” means, with respect to a Person, any Entity that is (i) an Affiliate of such Person, and (ii) is directly or indirectly Controlled by such Person. Notwithstanding the foregoing, no Member shall be deemed a Controlled Affiliate of the Company, any Subsidiary or another Member solely by reason of being a Member of the Company with rights as provided in this Agreement.

“Cure Payment” is defined in Section 7.3(d).

“Cure Period” is defined in Section 7.3(d).

“Deadline Date” is defined in Section 7.2(d).

“Default ROFO Determination Meeting” is defined in Section 11.4(h)(i).

“Defaulted Buy-Out Interest” is defined in Section 11.5(f).

“Defaulted ROFO Interest” is defined in Section 11.4(h).

“Defaulting Member” means any Member that has committed a Breach pursuant to any of clause (i) or clause (ii)(A) of the definition of Breach (including a Capital Default), or a Breach pursuant to clause (ii)(B) of the definition of Breach that is not cured pursuant to such clause (B), or that has become a Defaulting Member pursuant to Section 11.4(m) or 11.5(h); provided, however, that

(i) a Member that is a Defaulting Member solely as a result of having committed a Capital Default shall cease to be a Defaulting Member if and when such Member effectuates a Capital Call Cure pursuant to Section 7.3(d) with respect to such Capital Default (and provided that at the time of such cure such Member is not otherwise a Defaulting Member and such Capital Call Cure does not violate the last sentence of Section 7.3(d)); and

(ii) a Member that is a Defaulting Member solely as a result of having committed a single Capital Default (in respect of which such Member did not effectuate a Capital Call Cure) shall cease to be a Defaulting Member if and when, and only for so long as, such Member has satisfied and continues to satisfy both of the following conditions (collectively, the “Make-Up Contribution Conditions”):

(A) such Member funds, as and when required under Section 7.2, such Member’s Contribution Percentage of the funds required pursuant to the immediately subsequent two Contribution Notices given for Additional Capital Contributions pursuant to Section 7.2 (i.e., the two Contribution Notices for Additional Capital Contributions immediately following the Contribution Notice in respect of which the Capital Default in question occurred); and

(B) such Member has not committed and does not commit any other Capital Default (i.e., the cure right under this clause (ii) is available only one time for any Member) or any other Breach. For the avoidance of doubt, if a Defaulting Member ceases to be a Defaulting Member pursuant to clause (i) or (ii)(A) of this definition and subsequently breaches this clause (ii)(B), such Member shall revert to a Defaulting Member effective upon the date of such breach.

“Deficiency Capital Contribution” is defined in Section 7.3(a).

“Deficiency Loan” is defined in Section 7.3(a)(i).

“Deficiency Notice” is defined in Section 7.3.

“Determination” is defined in the definition of Buy-Out Baseball Arbitration.

“Development Management Agreement” means that certain amended and restated development management agreement between the Company and Five Point Management effective as of the Effective Date, as amended, restated, modified and/or replaced from time to time in accordance with this Agreement and such development management agreement.

“Development Manager” means the development manager under the Development Management Agreement, which, as of the Effective Date, is Five Point Management.

“Dilution Formula” is defined in Section 7.3(a)(ii).

“Disposition” means the act of selling, conveying, exchanging, abandoning, assigning, transferring, hypothecating, pledging, granting a security interest in or otherwise disposing of or encumbering property, whether by operation of law or otherwise, and “Dispose,” “Disposing” and “Disposed” have the meanings correlative to such definition.

“Distributions” means any Available Cash or other property distributed to a Member by the Company pursuant to Section 9.8 or Section 9.9. For purposes of calculating the return a Member has received pursuant to Section 9.8, all Distributions shall be deemed to have been made on the last day of the month (whether or not it is a Business Day) in which a Distribution is made regardless of the day of such month on which such Distribution is actually made.

“Effective Date” is defined in the Preamble.

“Electing Buying B/S Member” is defined in Section 11.5(f)(i).

“Electing Buying ROFO Member” is defined in Section 11.4(h)(i).

“Electing Members” is defined in Section 7.3(a).

“Electing Offeree Members” is defined in Section 11.4(d).

“Election Notice” is defined in Section 11.5(a).

“Emergency Expenses” means expenses which in the reasonable opinion of the Administrative Member or the Development Manager or any Member need to be incurred or expended in order to reasonably address imminent physical danger to persons or immediate physical loss or damage to the Property or improvements at the Property, and which, when combined with all other Emergency Expenses incurred during the then Fiscal Year do not exceed $1,000,000.

“Entity” means any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, professional association, joint venture, trust, business trust, cooperative, association or other entity.

“Exchanging Member” is defined in Section 21.15.

“Executive” is defined in Section 10.7.

“Executive Committee” is defined in Section 10.7.

“Existing LLC Agreement” is defined in Recital B.

“Failing Member” is defined in Section 7.3(a).

“Family Member” means each of the spouse, parent, grandparent, child (natural or adopted), and the spouse of any such child, and/or a lineal descendant of any of the foregoing and the spouses of any such lineal descendants.

“Final Determination” is defined in Section 11.5(b).

“Financing” is defined in Section 10.21.

“Financing Documents” means, collectively, all documents evidencing, securing or guaranteeing, or otherwise entered into in connection with, a Financing, as the same may be amended from time to time.

“Fiscal Year” is defined in Section 15.1.

“Five Point” is defined in the Preamble.

“Five Point Management” means Five Point Communities Management, Inc., a Delaware corporation.

“Five Point Member” means, collectively, (i) Five Point and (ii) each Closely Controlled Affiliate of Five Point that has acquired 100% of the Interest in the Company owned on the date of Disposition by Five Point or by a Closely Controlled Affiliate of Five Point that became Five Point Member under this clause (ii) after the Effective Date and that has been admitted as a Member of the Company after the Effective Date in accordance with the requirements of this Agreement. For the avoidance of doubt, if a Person that qualifies as a Closely Controlled Affiliate of Five Point Member acquires an Interest (or portion thereof) from another Member or the Company, such Person shall not be part of the Five Point Member and shall instead be a New Member.

“Five Point Opco” means Five Point Operating Company, LLC, a Delaware limited liability company.

“FPC-HF” means FPC-HF Venture I, LLC, a Delaware limited liability company.

“FPC-HF Affiliate” is defined in the definition of Permitted Disposition.

“FPC-HF Member” means, collectively, (i) FPC-HF and (ii) each Closely Controlled Affiliate of FPC-HF that has acquired 100% of the Interest in the Company owned on the date of Disposition by FPC-HF or by a Closely Controlled Affiliate of FPC-HF that became FPC-HF Member under this clause (ii) after the Effective Date and that has been admitted as a Member of the Company after the Effective Date in accordance with the requirements of this Agreement. For the avoidance of doubt, if a Person that qualifies as a Closely Controlled Affiliate of FPC-HF Member acquires an Interest (or portion thereof) from another Member or the Company, such Person shall not be part of the FPC-HF Member and shall instead be a New Member.

“Fractions Rule” means the requirements of Treasury Regulation Section 1.514(c)-2(b).

“Funding Amount” is defined in Section 7.3(a).

“Funding Members” is defined in Section 7.3(a).

“GAAP” means generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board in effect from time to time, consistently applied.

“Gross Revenues” means for the applicable period all distributions and other payments and amounts of any kind received by the Company from Owner and all other cash revenues derived by the Company from any and all other sources, including contributions of capital, but excluding the proceeds of any Cure Payment.

“Indemnified Party” is defined in Section 12.2.

“Independent Value Amount” is defined in the definition of Buy-Out Baseball Arbitration.

“Individual Member Prices” is defined in the definition of Buy-Out Baseball Arbitration.

“Initial Capital Contribution” is defined in Section 7.1.

“Initial Offer Period” is defined in Section 11.4(b).

“Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to vote as provided herein and to any and all benefits, rights, allocations and Distributions to which such Member may be entitled as provided in this Agreement (including as a result of any Deficiency Capital Contribution) and in the Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement and of the Act. An Interest may consist of a Percentage Interest and/or a Legacy Interest.

“Inter-Member Transfer” means:

(a) any assignment or transfer by a Member of 100% of its Interest to another Member or to a Person that qualifies as a Closely Controlled Affiliate of another Member; or

(b) any transfer or assignment of 100% of all direct or indirect ownership interests in the Assigning Member to another Member or to a Person that qualifies as a Closely Controlled Affiliate of another Member;

provided that a transfer or assignment that constitutes a Permitted Disposition of the transferring Member or is to a Closely Controlled Affiliate of the transferring Member shall not constitute an Inter-Member Transfer.

“Internal B/S Determination Meeting” is defined in Section 11.5(f)(i).

“Invested Capital” means, with respect to each Member, the total amount of Initial Capital Contributions and Additional Capital Contributions (including Deficiency Capital Contributions, but excluding all capital contributions or loans made by the Members or their Affiliates prior to the Initial Capital Contributions) contributed pursuant to this Agreement by such Member; and means, with respect to the Members, collectively, the total amount of all such capital contributions.

“LBHI Participation Agreement” means the Option for Cash Flow Participation Agreement (LBHI), dated as of December 29, 2010, between Owner and Lehman Brothers Holdings Inc. (“LBHI”), which LBHI has assigned to the Company.

“Legacy Interest” means with respect to any Member: (i) as of the Effective Date, the Legacy Interest of such Member as set forth on Exhibit A and (ii) as of any subsequent date, the original Legacy Interest of such Member set forth on Exhibit A as the same may be adjusted from time to time between the Effective Date and such subsequent date as a result of a Disposition or an acquisition of a Legacy Interest (or portion thereof) permitted hereunder. For the avoidance of doubt, a Member’s Legacy Interest does not include any Percentage Interest.

“Legacy Preferred Return” means, as of any date, an amount equal to (i) the amount of any payments received by the Company pursuant to the LBHI Participation Agreement, net of amounts attributable thereto that are payable by Owner to (x) Five Point Management pursuant to the Development Management Agreement and (y) LNR pursuant to the Commercial Development Sub-Management Agreement, plus (ii) $476 million.

“Lender” means any Person that provides Financing.

“Lennar” is defined in the Preamble.

“Lennar Affiliate” is defined in the definition of Permitted Disposition.

“Lennar Corporation” means (i) Lennar Corporation, a Delaware corporation, (ii) in the event of the merger of Lennar Corporation with or into any other Entity, the Entity resulting from such merger, (iii) in the event any Entity acquires all or substantially all of the assets of Lennar Corporation, such acquiring Entity, or (iv) in the event of a conversion of Lennar Corporation into another form of Entity or its redomestication to another jurisdiction, the new converted form of Entity or redomesticated Entity.

“Lennar Member” means, collectively, (i) Lennar and (ii) each Closely Controlled Affiliate of Lennar that has acquired 100% of the Interest in the Company owned on the date of Disposition by Lennar or by a Closely Controlled Affiliate of Lennar that became Lennar Member under this clause (ii) after the Effective Date and that has been admitted as a Member of the Company after the Effective Date in accordance with the requirements of this Agreement. For the avoidance of doubt, if a Person that qualifies as a Closely Controlled Affiliate of Lennar Member acquires an Interest (or portion thereof) from another Member or the Company, such Person shall not be part of the Lennar Member and shall instead be a New Member.

“LIBOR” means, with respect to any interest period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such interest period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period.

“Life of the Project” means, as of any particular date, the period of time from the Effective Date (or any other particular applicable date thereafter) through all of the then-contemplated development and sale of the Property pursuant to the Business Plan.

“Litigation” means any action, suit, proceeding, claim, dispute, arbitration, inquiry, examination, inspection or investigation pending by or before any governmental entity, arbitrator, mediator, agency, court, tribunal or other jurisdictional body, foreign or domestic.

“LNR” is defined in the Preamble.

“LNR Fund” means, collectively, Starwood Distressed Opportunity Fund IX-I U.S., L.P., a Delaware limited partnership, and Starwood Distressed Opportunity Fund IX Global, L.P., a Delaware limited partnership.

“LNR Member” means, collectively, (i) LNR and (ii) each Closely Controlled Affiliate of LNR that has acquired 100% of the Interest in the Company owned on the date of Disposition by LNR or by a Closely Controlled Affiliate of LNR that became LNR Member under this clause (ii) after the Effective Date and that has been admitted as a Member of the Company after the Effective Date in accordance with the requirements of this Agreement. For the avoidance of doubt, if a Person that qualifies as a Closely Controlled Affiliate of LNR Member acquires an Interest (or portion thereof) from another Member or the Company, such Person shall not be part of the LNR Member and shall instead be a New Member.

“Majority Approval” is defined in the definition of Requisite Vote.

“Make-Up Contribution Conditions” is defined in the definition of Defaulting Member.

“Management Agreement” is defined in Section 10.6(b).

“Member” means (i) each of the Five Point Member, the MSD Member, the FPC-HF Member, the Co-Investor Member, the Lennar Member, the LNR Member, and/or (ii) any Person to whom the Company issues an Interest and that is admitted as a member of the Company after the Effective Date and in accordance with the requirements of this Agreement and that would not otherwise be a Member pursuant to the preceding clause (i), in each case only for so long as such Person is a member of the Company in accordance with this Agreement and the Act.

“Member Affiliate Guaranty” means the guaranty attached hereto executed by certain Affiliates of the Members holding Percentage Interests.

“Member Related Parties” is defined in Section 12.1(a).

“Members” means all of the Members collectively, unless the context otherwise requires.

“Mezzanine Subsidiary” means Heritage Fields El Toro Sole Member LLC, a Delaware limited liability company.

“MSD” is defined in the Preamble.

“MSD Affiliate” is defined in the definition of Permitted Disposition.

“MSD Capital” means (i) MSD Capital, L.P., a Delaware limited partnership and the general partner of the MSD Fund, (ii) in the event of the merger of MSD Capital, L.P., with or into any other Entity, the Entity resulting from such merger, (iii) in the event any Entity acquires all or substantially all of the assets of MSD Capital, L.P., such acquiring Entity, or (iv) in the event of a conversion of MSD Capital, L.P. into another form of Entity or its redomestication to another jurisdiction, the new converted form of Entity or redomesticated Entity.

“MSD Fund” means (i) MSD Real Estate Investments, L.P., a Delaware limited partnership, (ii) in the event of the merger of MSD Real Estate Investments, L.P., with or into any other Entity, the Entity resulting from such merger, (iii) in the event any Entity acquires all or substantially all of the assets of MSD Real Estate Investments, L.P., such acquiring Entity, or (iv) in the event of a conversion of MSD Real Estate Investments, L.P. into another form of Entity or its redomestication to another jurisdiction, the new converted form of Entity or redomesticated Entity.

“MSD Member” means, collectively, (i) MSD and (ii) each Closely Controlled Affiliate of MSD that has acquired 100% of the Interest in the Company owned on the date of Disposition by MSD or by a Closely Controlled Affiliate of MSD that became MSD Member under this clause (ii) after the Effective Date and that has been admitted as a Member of the Company after the Effective Date in accordance with the requirements of this Agreement. For the avoidance of doubt, if a Person that qualifies as a Closely Controlled Affiliate of MSD Member acquires an Interest (or portion thereof) from another Member or the Company, such Person shall not be part of the MSD Member and shall instead be a New Member.

“New Member” is defined in Section 11.4(k).

“Non-Voting Member” means, with respect to any matter being voted on, any Member that at the time in question is not a Voting Member generally or that is a Voting Member generally but is precluded from voting on the matter in question pursuant to an express provision of this Agreement.

“Nonrecourse Deductions” is defined in Treasury Regulation Section 1.704-2, or any successor provision thereto.

“Offered Interest” is defined in Section 11.4(b)(i).

“Offeree Members” is defined in Section 11.4(b).

“Old Capital” means the aggregate capital contributions made or deemed to have been made to the Company prior to the making of the Initial Capital Contributions.

“Overall Company Income” and “Overall Company Loss” means “overall partnership income” and “overall partnership loss,” respectively, as such terms are used in Treasury Regulation § 1.514(c)-2.

“Owner” means Heritage Fields El Toro LLC, a Delaware limited liability company.

“Owner Value Amount” is defined in the definition of Buy-Out Baseball Arbitration.

“Partially Adjusted Capital Account” means, with respect to any Member as of the end of any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all Additional Capital Contributions and all contributions of Invested Capital and Distributions during such year or period and all special allocations pursuant to Section 9.3 with respect to such year or period but before giving effect to any allocations of Profit or Loss pursuant to Section 9.2.

“Partner Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2), or any successor provision thereto.

“Partner Nonrecourse Deductions” is defined in Treasury Regulation Section 1.704-2(i)(2), or any successor provision thereto.

“Partnership Audit Procedures” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any successor statutes thereto or regulations promulgated or official guidance issued thereunder.

“Partnership Minimum Gain” is defined in Treasury Regulation Section 1.704-2(d), or any successor provision thereto.

“PDF” is defined in Section 21.3.

“Percentage Interest” means, with respect to any Member: (i) as of the Effective Date, the Percentage Interest of such Member as set forth on Exhibit A and (ii) as of any subsequent date, the original Percentage Interest of such Member set forth on Exhibit A as the same may be adjusted from time to time between the Effective Date and such subsequent date pursuant to the application of the Dilution Formula under Article VII or as a result of a Disposition or an acquisition of a Percentage Interest (or portion thereof) permitted hereunder. For the avoidance of doubt, a Member’s Percentage Interest does not include any Legacy Interest.

“Permitted Deviation” means, in the case of costs and expenses set forth in the Annual Budget, the incurrence of amounts that exceed any Category by an amount that is five percent (5%) or less (for the Categories described in clauses (i), (ii) and (iii) of the definition thereof) and the sale or lease of the Property or any portions thereof at a price or rents, as applicable, no less than 95% of the price set forth in the Business Plan (for the Category described in clause (iv) of the definition thereof), in each case, for any Fiscal Year.

“Permitted Disposition” means,

(a) with respect to Lennar Member, (i) any Disposition of direct or indirect equity interests in Lennar Member to an Entity (any such Entity, a “Lennar Affiliate”) (A) Controlled by Lennar Corporation, and (B) of which Lennar Corporation directly or indirectly owns and continues to own more than 40% of the equity interests, (ii) any assignment of all or a portion of the Interest of Lennar Member to a Lennar Affiliate, (iii) any Disposition of a direct or indirect equity or other ownership interest in Lennar Corporation or LenFive, LLC, (iv) provided that Lennar Member remains Controlled and at least 40% owned (directly or indirectly) by Lennar Corporation, one or more direct or indirect Dispositions of up to 60% in the aggregate of the stock, limited partnership, membership or other interests (as the case may be) in the Lennar Member to passive investors, with absolutely no Control, direct or indirect, over the Lennar Member; or (v) any Disposition of direct or indirect equity interests in Lennar Member or assignment of all or a portion of the Interest of Lennar Member that is approved by the Requisite Vote of the Members.

(b) with respect to LNR Member, (i) any direct or indirect Disposition of all or any part of LNR Member’s Interest to an Entity (or to any Entity owned or Controlled by such Entity) Controlled by Starwood Capital Group or the LNR Fund (or by any successor Entity Controlled by Starwood Capital Group or the LNR Fund), or (ii) provided that LNR Member remains Controlled and at least 40% owned (directly or indirectly) by LNR Fund, one or more direct or indirect Dispositions of up to an aggregate of 60% in the aggregate of the stock, limited partnership, membership or other interests (as the case may be) in the LNR Member to passive investors, with absolutely no Control, direct or indirect, over the LNR Member, or (iii) any transfers of any limited partnership interests or membership interests (other than managing member interests) in LNR Fund and any Disposition of a direct or indirect equity or other ownership interest in the general partner or managing member of LNR Fund;

(c) with respect to FPC-HF Member, (i) any Disposition of direct or indirect equity interests in FPC-HF Member, to any direct or indirect owner of FPC-HF Member or any Affiliate thereof, (ii) any Disposition of a direct or indirect equity or other ownership interest in Lennar Corporation or LenFive, LLC, (iii) any direct or indirect Disposition of all or any part of the Interest of FPC-HF Member to (A) a CL Fund, or (B) any direct or indirect owner of an interest in FPC-HF Member, or any Affiliate thereof, (iv) any Disposition of limited partnership interests or membership interests (other than the interest of a manager or managing member) in the CL Fund that owns equity interests in FPC-HF Member, (v) any Disposition of a direct or indirect interest in the general partner or any managing member of the CL Fund that owns equity interests in FPC-HF Member so long as a CL Fund remains Controlled by CL Management, (vi) any Disposition of a direct or indirect equity or other ownership interest in Castlelake so long as Castlelake continues to be Controlled by a CL Fund, (vii) any Disposition of a direct or indirect equity or other ownership interest in FPC-HF Subventure I, LLC so long as FPC-HF Subventure I, LLC continues to be Controlled by Emile Haddad or Lennar Corporation, (viii) provided that Lennar Corporation, Emile Haddad and/or a CL Fund own and continue to own, in the aggregate, directly or indirectly, more than forty percent (40%) of the equity interests of FPC-HF Member and FPC-HF Member remains

Controlled by Lennar Corporation, Emile Haddad and/or CL Management, one or more direct or indirect Dispositions of up to sixty percent (60%) in the aggregate of the membership or other equity interests in FPC-HF Member to passive institutional investors, and (ix) any Disposition of any direct or indirect equity interests in FPC-HF Member or any Affiliates thereof or assignment of all or a portion of the Interest of FPC-HF Member that is approved by the Requisite Vote of the Members.

(d) with respect to the MSD Member, (i) any direct or indirect Disposition of all or any part of MSD Member’s Interest, to an Entity (x) Controlled by Michael S. Dell or Susan Dell (the “Dell Principals”) or an MSD Affiliate, and (y) at least 40% owned (directly or indirectly) by the Dell Principals, any of their Family Members or any trusts established for estate planning purposes in the name of any of the foregoing (an “MSD Affiliate”), or (ii) provided that MSD Member remains Controlled by a Dell Principal and majority owned (directly or indirectly) by the Dell Principals, any Disposition of up to sixty percent (60%) of the stock, limited partnership, membership or other interests as the case may be in MSD Member to passive investors with absolutely no Control, direct or indirect, over MSD;

(e) with respect to Co-Investor Member, (i) any Disposition, directly or indirectly, in whole or in part, of equity interests in Co-Investor member so long as Co-Investor member continues to be an Entity (a “Co-Investor Affiliate”) that is Controlled by any of Rockpoint Principal, Rockpoint, the RP Fund, Cerberus Partners, L.P. or Blackacre, (ii) any assignment of all or a portion of the Interest of Co-Investor Member to a Co-Investor Affiliate, or (iii) any Disposition of a direct or indirect equity or other ownership interest in RP Fund or Cerberus Partners, L.P.;

(f) with respect to Five Point Member, (i) any Disposition of direct or indirect equity interests in Five Point Member to an Entity (any such Entity, a “Five Point Affiliate”) (A) Controlled by Five Point Holdings, LLC, and (B) of which Five Point Holdings, LLC directly or indirectly owns and continues to own more than 40% of the equity interests, (ii) any assignment of all or a portion of the Interest of Five Point Member to a Five Point Affiliate, (iii) any Disposition of a direct or indirect equity or other ownership interest in Five Point Opco or Five Point Holdings, LLC, or (iv) provided that Five Point Member remains Controlled and at least 40% owned (directly or indirectly) by Five Point Holdings, LLC, one or more direct or indirect Dispositions of up to 60% in the aggregate of the stock, limited partnership, membership or other interests (as the case may be) in the Five Point Member to passive investors, with absolutely no Control, direct or indirect, over the Five Point Member; and

(g) with respect to any New Member, as part of the admission of such New Member as a member of the Company, the Voting Members (other than the New Member and other than the Member whose Interest is being transferred to such New Member) by Majority Approval shall reasonably cooperate with the transferring Member to amend this Agreement so as to provide Permitted Dispositions for such New Member that provide such New Member with “Permitted Disposition” rights that (x) are substantially the same as those of any other Members (including the transferring Member) whose ownership structures are similar to that of the New Member or (y) if the New Member’s ownership structure is not similar to any that of any other Member, achieve a level of protection for the other Members and a level of transfer flexibility for the New Member that is substantially the same as that provided by the “Permitted Disposition” provisions relating to the other Members.

Notwithstanding the foregoing, with respect to any direct transfer of a Member’s Interest, such transfer shall constitute a Permitted Disposition solely if such transfer constitutes 100% of such Member’s Interest to a single Entity that is permitted under this definition so that at any point in time, only one Entity shall constitute a Member.

“Permitted Transferee” means the assignee of all or part of the Interest of a Member pursuant to a Permitted Disposition.

“Person” means any individual or Entity and, where the context so permits, the legal representatives, successors in interest (including heirs) and assigns of such Person.

“Profit” and “Loss” means, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss will be added to taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profit or Loss, will be subtracted from taxable income or loss;

(c) gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such Company Property, notwithstanding that the adjusted tax basis of such Company Property differs from its Book Basis;

(d) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(e) any items specifically allocated pursuant to Section 9.3 shall not be considered in determining Profit or Loss; and

(f) any increase or decrease to Capital Accounts as a result of any adjustment to the book value of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Profit or Loss as appropriate.

“Prohibited Transferee” means any of the following:

(a) The Irvine Company and any future owner of any material portion of the real property known as the Irvine Ranch, Irvine, CA, and any Affiliate of any of the foregoing;

(b) Each current owner and any future owner of any material portion of the real property that formerly constituted the Marine Corps Air Station Tustin, California, and any Affiliate of any of the foregoing;

(c) Each current owner and any future owner of any material portion of the real property that is known as Rancho Mission Viejo in Mission Viejo, California, and any Affiliate of any of the foregoing; and

(d) Any holder of any Company indebtedness in excess of Ten Million Dollars ($10,000,000), or any interest therein, excluding any loan to the Company by an existing Member or an Affiliate thereof that is approved by the Requisite Vote of the Members, and any Affiliate of such holder.

“Property” shall mean, as of any date, the various properties and other assets owned or leased by Owner. For the sake of clarification, the term “Property” shall be deemed modified from time to time to reflect any property and assets acquired or disposed of by Owner from time to time after December 29, 2010.

“Proposed Purchase Agreement” is defined in Section 11.4(b)(iv).

“Proposed Transferee” is defined in Section 11.4(b)(iv).

“Qualifying Law Partner” means an individual who is partner at a law firm with more than 50 partners having an office in New York City and/or California, which firm is not at the time in question representing a client in a Litigation, transaction or other matter in which the Company, any Member or any of their respective Affiliates is adverse (under applicable legal ethical rules) to such client in such Litigation, transaction or other legal matter (unless waived in its sole discretion by the Company, such Member or Affiliate to which it is adverse), which individual has specialized in handling large, complex real estate transactions for at least 15 years. A lawyer that satisfies the foregoing criteria shall not be disqualified from serving as a Qualifying Law Partner under this Agreement by reason of the fact that such lawyer has in the past represented (but is not then currently representing) one or more Members or their Affiliates in negotiating this Agreement or other agreements related to the Property.

“Reasonable Attorneys Fees” means the reasonable fees and disbursements of counsel and paraprofessionals for the Person who is entitled to be reimbursed for “Reasonable Attorneys Fees” pursuant to any provision of this Agreement, including in connection with any investigative, administrative or judicial proceeding commenced or threatened with respect to the matter in question, and through all appeals, and whether or not the Person to be reimbursed has been named as a party in any proceeding.

“Recourse Agreement” means any guaranty, indemnity or other instrument or agreement pursuant to which a Member or its Affiliate incurs any liability, contingent or otherwise, to a provider of financing or other capital to the Company or to any Subsidiary.

“Regulatory Allocations” is defined in Section 9.3(f).

“Reimbursement Agreement” means (i) any provision of this Agreement wherein a Member or its Affiliate is obligated or required to reimburse or indemnify another Member or its Affiliate or (ii) any reimbursement or indemnity agreement entered into by or among any of the Members and/or their Affiliates requiring a Member or its Affiliate to reimburse or indemnify another Member or its Affiliate.

“Requisite Vote” means:

(a) as to any matter being voted on, and unless a different voting threshold (or additional voting requirement) is required for such matter under Sections 10.1 and 10.2, the affirmative written Vote of Voting Members holding more than fifty percent (50%) of the total Votes held by all the Voting Members (a “Majority Approval”); provided, however, that at any time there are Voting Members with a total of five (5) Votes, and notwithstanding anything to the contrary in this Agreement, Majority Approval shall be deemed to require at least 75% of the total Votes held by all of the Voting Members; or

(b) as to any matter listed in Section 10.2, 100% Approval.

“Rescission” is defined in Section 7.5(a).

“Rockpoint” means Rockpoint Land Investments HF, L.L.C., a Delaware limited liability company.

“Rockpoint Principal” means any of William H. Walton, Keith B. Gelb or Patrick K. Fox.

“ROFO Deposit” is defined in Section 11.4(d).

“ROFO Determination Meeting” is defined in Section 11.4(d).

“ROFO Election Notice” is defined in Section 11.4(b).

“ROFO Notice” is defined in Section 11.4(b).

“ROFO Price” is defined in Section 11.4(b)(ii).

“RP Fund” means (i) Rockpoint Real Estate Fund I, L.P., a Delaware limited partnership, (ii) in the event of the merger of Rockpoint Real Estate Fund I, L.P., with or into any other Entity, the Entity resulting from such merger, (iii) in the event any Entity acquires all or substantially all of the assets of Rockpoint Real Estate Fund I, L.P., such acquiring Entity, or (iv) in the event of a conversion of Rockpoint Real Estate Fund I, L.P. into another form of Entity or its redomestication to another jurisdiction, the new converted form of Entity or redomesticated Entity.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” is defined in Section 20.1(a).

“Selling Member” is defined in Section 11.5(a).

“Specified Interest Rate” means, with respect to any loan made to a Failing Member to fund a Call Deficiency pursuant to Section 7.3(a)(i), a rate per annum equal to the lesser of: (i)(a) if the Call Deficiency is less than the Failing Member’s Capital Commitment, fifteen percent (15%), or (b) otherwise, LIBOR plus seven percent (7%); or (ii) the maximum rate permitted by law.

“Standard Assignment Form” means, with respect to any Interest or portion thereof being assigned from one Member to another Member or its Affiliate pursuant to Article XI, an assignment and assumption agreement executed and delivered by the assignor and the assignee (i) pursuant to which the assignor shall assign to the assignee the Interest or portion thereof in question without any representation or warranty by, or recourse to, the assignor other than a representation and warranty by the assignor that it owns such Interest or portion thereof, and is conveying same to assignee, free and clear of all liens and encumbrances (but subject to the provisions of this Agreement), and the assignee accepts such assignment and agrees to be bound by the terms of this Agreement and assumes the obligations of the assignee with respect to the assigned Interest or portion thereof first accruing under this Agreement on or after the date of the assignment and (ii) is otherwise in form and substance reasonably satisfactory to the assignor and the assignee.

“Starwood Capital Group” means Starwood Capital Group Global, L.P., a Delaware limited partnership.

“Subject Member” is defined in Section 7.3(a)(ii).

“Subsidiary” means any Entity that is, directly or indirectly, majority owned by the Company. As of the Effective Date the only existing Subsidiaries are Owner and Mezzanine Subsidiary.

“Target Account” means, with respect to any Member as of the end of any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period), all liabilities of the Company were then due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 9.8 over (b) the amount of Partnership Minimum Gain and Partner Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 in connection with such sale.

“Tax Matters Member” is defined in Section 10.17.

“Third Party” means, with respect to a Member proposing to transfer its Interest or any portion thereof (or any direct or indirect ownership interest in such Member) pursuant to Section 11.4, a proposed transferee that is none of (i) another Member, (ii) a Person that would qualify as a Permitted Transferee of another Member, and (iii) a Person that is an Affiliate of another Member.

“Third Party Transfer” means (i) any transfer or assignment by the Assigning Member of 100% of its Interest to a Third Party or (ii) any transfer or assignment of 100% of all direct or indirect ownership interests in the Assigning Member to a Third Party.

“Third Party Transferee Approval Criteria” means that the Member whose approval is being sought (i) has a reasonable basis for concerns about the reputation of the proposed Third Party transferee or any of its Affiliates, (ii) reasonably believes (based on direct dealings with the proposed Third Party transferee or any or its Affiliates or for other reasons) that the working relationship with such proposed Third Party transferee will be materially more difficult than customary joint venture relationships, (iii) reasonably believes the transfer to the proposed Third Party transferee can reasonably be expected to create competitive issues for the Company or any of its Subsidiaries, (iv) reasonably believes, based on its knowledge of the proposed Third Party transferee or any of its Affiliates would espouse views with respect to the Company or any of its Subsidiaries or the conduct of their respective businesses or strategic direction that are materially inconsistent with those of such Member or (v) otherwise believes the sale to such proposed Third Party transferee will have a material adverse impact on the Company or any of its Subsidiaries or any of their businesses or governance.

“Triggering Member” is defined in Section 9.6.

“Vote” means (as used as a noun or a verb) a decision, determination, approval, consent or vote or otherwise take action by a Voting Member (acting through its Executive(s)) pursuant to this Agreement (or the right to do so). As of the Effective Date, regardless of their respective Percentage Interest, the Co-Investor Member, the MSD Member and the LNR Member each has one (1) Vote, and the Five Point Member has two (2) Votes, for a total of five (5) Votes among the four (4) Voting Members, collectively.

“Voting Member” means, as of the Effective Date, each of the Five Point Member, the Co-Investor Member, the MSD Member and the LNR Member. Following the Effective Date, a Voting Member may cease to be a Voting Member (i.e., become a non-Voting Member) and a Non-Voting Member may become a Voting Member, as follows:

(i) a Member that is otherwise then a Voting Member shall not have the right to Vote on any matter from which such Member is expressly excluded from voting pursuant to Section 8.2 or any other express provisions of this Agreement (and in such case such Member is considered a Non-Voting Member solely for purposes of such Vote, but is otherwise considered a Voting Member);

(ii) a Member that is otherwise a Voting Member whose Percentage Interest has fallen to 5% or less, shall, so long as such Member’s Percentage Interest is 5% or less, not be a Voting Member, provided that such Member shall become a Voting Member if and when such Member’s Percentage Interest rises to more than 5% (unless such Member is then otherwise precluded from being a Voting Member pursuant to one of the other clauses of this definition); and

(iii) any Member that is a Defaulting Member shall not be a Voting Member, provided that a Member that becomes a Defaulting Member due to a Capital Default shall, if such Member qualifies for and cures such default in a timely manner by effecting a Capital Call Cure or satisfying the Make-Up Contribution Conditions, in each case pursuant to the applicable provisions of this Agreement, shall cease to be a Defaulting Member by reason of such Capital Default and shall again become a Voting Member (unless such Member is then otherwise precluded from being a Voting Member pursuant to one of the other clauses of this definition).

Notwithstanding anything to the contrary contained in this Agreement (i) any Defaulting Member may vote on any matter as to which this Agreement expressly provides may be voted on by a Defaulting Member, (ii) any Non-Voting Member may vote on any matter as to which this Agreement expressly provides may be voted on by a Non-Voting Member, and (iii) any Non-Voting Member may vote on any matter that has a materially adverse and disproportionate economic effect on such Member compared with the other Members, other than with respect to a transaction described in the first sentence of Section 8.2.

Unless otherwise expressly provided, all reference in this Agreement to the Voting Members exercising their Votes, meeting, voting, consenting, approving or otherwise taking any action shall mean the Voting Members exercising their Votes, meeting, voting, consenting, approving or otherwise taking such action through their respective Executives on the Executive Committee in accordance with this Agreement. With respect to the express rights in this Agreement of Non-Voting Members, each Non-Voting Member shall exercise its vote directly (and not through any Executive); provided that such Non-Voting Member shall provide upon request by any other Member reasonable evidence that the individual representative of the Non-Voting Member that is voting on behalf of such Non-Voting Member has been authorized by such Non-Voting Member to do so.

1.2 Interpretation. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. As used in this Agreement (including exhibits, schedules and amendments), the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Recitals, Sections, Preamble and Articles refer to recitals, sections, the preamble and articles of this Agreement, unless the context requires otherwise. Words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder,” and the words of like import refer to this Agreement as a whole, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The term “dollars” or “$” means United States Dollars. “Days” means calendar days and “year” means a calendar year. When calculating the period of time before, within or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the last day of such period shall be included, provided that if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The Exhibits and Schedules to this Agreement, including those annexed hereto or referred to herein, are incorporated and made a part hereof and are an integral part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

ARTICLE II

FORMATION AND NAME

2.1 Formation. Philip C. Schroeder, as an authorized person within the meaning of the Act, executed, delivered and filed the Certificate with the Secretary of State on January 20, 2005. His powers as an authorized person have ceased and the Administrative Member is designated as an authorized person within the meaning of the Act, provided that the Administrative Member shall have no authority except as otherwise specifically provided in this Agreement. The Members hereby (i) ratify the formation of the Company under the provisions of the Act, and (ii) agree that the sole purpose of the Company is as indicated in Section 4.1. The rights and liabilities of the Members shall be as provided for in the Certificate and this Agreement, or the Act if not otherwise provided for in the Certificate or this Agreement. The Members, to the extent required by applicable law, agree to execute and timely file, record and publish such articles, certificates and other documents and to take such other acts as may be necessary or appropriate to comply with the requirements of the Act and any jurisdiction in which the Company is engaged in business for formation and operation of the Company as a limited liability company.

2.2 Name. The name of the Company is Heritage Fields LLC. All of the Company’s business and affairs shall be conducted under the name of the Company and title to all real or personal property owned by or leased to the Company shall either be held in such name or in the name of such nominee or trust for the Company’s benefit as the Members shall determine. The Members may change the name of the Company as permitted by law. In addition, the Members may adopt such trade or fictitious names as they may deem appropriate as permitted by law. All trade or fictitious names shall be registered as is provided for by the relevant laws of the States of Delaware and California or other applicable jurisdiction, and may be registered or given such other legal protection as may be deemed advisable by the Members.

ARTICLE III

TERM

3.1 Term. The duration of the Company commenced as of the date of filing of the Certificate and, unless sooner terminated as provided in Article XIII or under the Act, shall terminate on December 31, 2035.

ARTICLE IV

PURPOSE OF BUSINESS; OTHER BUSINESS AND ACTIVITIES;

NO PARTNERSHIP OR JOINT VENTURE

4.1 Purposes of Business. The sole purposes for which the Company is organized are to, directly or through one or more Subsidiaries, including Owner and Mezzanine Subsidiary, (a) acquire, own, entitle, lease and develop the Property into homebuilding and commercial sites and conduct such related development as determined by the Members, (b) develop, own, finance, lease, operate and dispose of commercial buildings, recreational properties and other facilities, as determined by the Members, (c) manage, mortgage or otherwise finance, sell, convey or otherwise dispose of any or all of the Property, (d) obtain, maintain and perpetuate entitlements with respect to the Property, and (e) engage in any and all activities relating thereto or arising therefrom or reasonably necessary or incidental thereto, including without limitation, the acquisition of additional real and personal property incidental or related to the foregoing or otherwise approved by the Members.

4.2 Other Business and Activities. Neither the Company nor any Member shall have any right, solely by virtue of this Agreement or the relationship created hereby, in or to any other ventures or activities in which any Member or any Affiliate of any Member is involved or becomes involved or to the income or proceeds derived therefrom, and the Members and Affiliates of the Members may pursue other ventures and activities even if competitive with the purposes of the Company or any Subsidiary. No Member or Affiliate of a Member shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company or any Subsidiary, would be taken by the Company or any Subsidiary, and such Member and each Affiliate of a Member shall have the right to take for its own account, or to recommend to others, any such particular opportunity. Notwithstanding the foregoing, this Section 4.2 is subject to the provisions of Section 8.3 (Standstill/Exclusivity) and to the provisions of Section 3.6 (Prohibited Projects and Non-Competition) of the Development Management Agreement.

4.3 No Partnership or Joint Venture. In no event shall this Agreement be held or construed to imply the existence of a partnership among the Members with regard to any matters, trades, businesses or enterprises outside the scope of the business of the Company or a general partnership or joint venture with regard to any such matters, trades, businesses or enterprises (except for the treatment of the Company as a partnership solely for purposes of income tax), and no Member shall have any power or authority under this Agreement to act as the partner, agent or representative of the other Members with regard to any matters beyond the scope of the business of the Company.

ARTICLE V

PRINCIPAL OFFICE, REGISTERED

OFFICE AND RESIDENT AGENT

5.1 Principal Office and Mailing Address. The principal office and mailing address of the Company shall be 25 Enterprise, Suite 300, Aliso Viejo, California 92656. The principal office and/or mailing address of the Company may be changed from time to time by the Members. Additional places of business and offices for the Company may be established by the Members.

5.2 Resident Agent and Registered Office. The resident agent of the Company in Delaware, shall, until changed by the Members, be CT Corporation System, and the address of the Company’s resident agent and the address of the Company’s registered office in the State of Delaware shall initially be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE VI

NAMES AND ADDRESSES OF MEMBERS

6.1 Names of Members. The names of the Members of the Company as of the Effective Date are as set forth in Exhibit A.

ARTICLE VII

INVESTED CAPITAL AND LOANS

7.1 Initial Capital Contributions. In connection with the recapitalization of the Company that occurred on December 29, 2010, each Person that was then a member of the Company contributed cash to the Company (such cash contributions of each member being referred to herein as such member’s “Initial Capital Contribution”; the Initial Capital Contributions include $4,100,000 funded in 2010 prior to December 29, 2010, but which for purposes of this Agreement are deemed to have been contributed as of December 29, 2010). The Initial Capital Contribution of each member solely represents the amount of cash contributed by such member in connection with the recapitalization of the Company on December 29, 2010 and does not include any Old Capital.

7.2 Capital Calls.

(a) At any time and from time to time, if and to the extent (i) funds are required, in excess of the net proceeds available from any Financing and other Gross Revenues, to operate the business of the Company or any Subsidiary in accordance with the Business Plan, and (ii) the amount of such funds does not exceed the aggregate amount of the Members’ remaining Capital Commitments, then the Administrative Member may, on behalf of the Company, require Additional Capital Contributions from the Members holding Percentage Interests pursuant to Section 7.2(c).

(b) At any time and from time to time, if and to the extent (i) funds are required, in excess of the net proceeds available from any Financing and other Gross Revenues, to operate the business of the Company or any Subsidiary in accordance with the Business Plan, and (ii)(A) the Voting Members have approved pursuant to the Requisite Vote a capital call for Additional Capital Contributions in the amount of such required funds, or (B) the Administrative Member determines that funds are needed to pay for Emergency Expenses, then the Administrative Member may, on behalf of the Company, require Additional Capital Contributions from the Members holding Percentage Interests pursuant to Section 7.2(c).

(c) The Administrative Member shall provide to each Member that owns a Percentage Interest a written notice (each, a “Contribution Notice”) of the need for any Additional Capital Contributions (i) at the time determined by the Administrative Member in the case of Section 7.2(a), (ii) at the time the Requisite Vote is taken to approve such Additional Capital Contribution in the case of clause (ii)(A) of Section 7.2(b), or (iii) as soon as practicable after the Administrative Member determines that funds are needed to pay for Emergency Expenses in the case of clause (ii)(B) of Section 7.2(b). Each Contribution Notice that is provided pursuant to this Section 7.2(c) shall provide the reason and amount of the funds required to be funded by Additional Capital Contributions and the portion thereof that each Member is required to fund under this Section 7.2. Each Member shall fund its Contribution Percentage of the Additional Capital Contribution as specified in such Contribution Notice prior to the Deadline Date. The obligation for each Member to funds its Contribution Percentage of the Additional Capital Contribution shall be guaranteed under its Member Affiliate Guaranty.

(d) As used herein the “Deadline Date” with respect to any Contribution Notice shall be the due date for the Additional Capital Contributions in question set forth in the Contribution Notice, which date shall be based on the timing of the Company’s need for such funding but not be less than ten (10) Business Days after the date the Contribution Notice is given (and if no such date is set forth in the Contribution Notice, the Deadline Date shall be twenty (20) days after the giving of the Contribution Notice to the Members).

7.3 Failure to Fund a Capital Call.

(a) If and to the extent any Member that owns a Percentage Interest fails to fund its share of an Additional Capital Contribution that is the subject of a Contribution Notice given pursuant to Section 7.2 as and when required pursuant to Section 7.2 (such Member, a “Failing Member,” and the aggregate amount that all Failing Members failed to fund, a “Call Deficiency”), then the Administrative Member shall promptly give a written notice (a “Deficiency Notice”) to each other Member that owns a Percentage Interest. In such event, each Member that timely funded its share of such Additional Capital Contributions (collectively, the “Funding Members”) shall have the option to elect, by written notice to all of the other Members that own a Percentage Interest, within twenty (20) days after delivery of the Deficiency Notice (the Funding Members so electing being referred to as the “Electing Members”), to fund to the Company an aggregate amount (the “Funding Amount”) equal to the product of (I) such Electing Member’s pro rata share (being such Electing Member’s Contribution Percentage divided by the aggregate Contribution Percentages of all Electing Members), multiplied by (II) the amount of the Call Deficiency. An Electing Member that elects to fund a Call Deficiency may do so by either making a loan to the Failing Member in accordance with Section 7.3(a)(i), or making an Additional Capital Contribution pursuant to Section 7.3(a)(ii) (a “Deficiency Capital Contribution”).

(i) An Electing Member may elect to make a loan (a “Deficiency Loan”) to the Failing Member in the amount of the Electing Member’s pro rata share of the Call Deficiency, which loan will bear interest from the date of the loan at a rate per annum equal to the Specified Interest Rate. The Electing Member may pay the amount of such Deficiency Loan directly to the Company, and from and after the date of such Deficiency Loan all distributions by the Company to the Failing Member shall be paid by the Company to the Electing Member and applied first to accrued but unpaid interest and then to principal on such Deficiency Loan until such Deficiency Loan has been paid in full. The Deficiency Loan (together with reasonable attorney’s fees and expenses incurred by the Electing Member in enforcing the loan) shall be secured by the entire Interest of the Failing Member under the Uniform Commercial Code of the State of Delaware, and the Electing Member shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware. The Failing Member hereby appoints the Electing Member as its attorney-in-fact for the purpose of signing and filing any financing statements to perfect the Electing Member’s security interest and agrees to take such other actions as may reasonably be required to perfect or enforce such security interest. If more than one Electing Member makes a Deficiency Loan to a Failing Member, or an Electing Member makes more than one Deficiency Loan to the same Failing Member, pursuant to this Section 7.3(a)(i), then the amounts payable to such Electing Members in respect thereof shall be apportioned in accordance with the principal amounts of such Deficiency Loans then outstanding.

(ii) An Electing Member may elect to fund its pro rata share of a Call Deficiency by making an Additional Capital Contribution in the amount of its pro rata share of the Call Deficiency, in which case, the Percentage Interest of each Member (a “Subject Member”) shall be adjusted to equal the percentage equivalent of the quotient determined as follows (the “Dilution Formula”), by dividing:

(A) the positive difference, if any, of (a) the sum of (i) one hundred percent (100%) of the Invested Capital (but excluding all Deficiency Capital Contributions) then or theretofore made by the Subject Member to the Company, plus (ii) two hundred percent (200%) of the aggregate amount of all Deficiency Capital Contributions then or previously made by the Subject Member, minus (b) the aggregate amount of Deficiency Capital Contributions made by any of the other Members that funded a Call Deficiency created as a result of the Subject Member being or having been a Failing Member, by

(B) an amount equal to one hundred percent (100%) of the Invested Capital (including all Deficiency Capital Contributions) then or theretofore made by all of the Members to the Company, including the Subject Member;

provided, however, that if, as a result of any adjustment of a Member’s Percentage Interest under this Section 7.3(a)(ii), (I) such Member’s Percentage Interest is diluted to five percent (5%) or less, then such Member automatically shall become a Non-Voting Member or (II) such Member’s Percentage Interest is diluted to less than one percent (1%), then such Member’s Percentage Interest shall automatically become zero percent (0%) and such Member shall be deemed to have withdrawn from the Company as a Member and shall no longer be considered a Member for any purpose hereunder.

(iii) If the Members’ Interests are adjusted pursuant to Section 7.3(a)(ii), then the Company shall make one or more special allocations of Profit (or items of income or gain) to the Electing Members and/or Loss (or items of expense or deduction) to the Failing Members equal in aggregate to the amount of the Deficiency Capital Contributions. Such allocations shall initially be made pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(f)(5)(i) in connection with adjustments to the Members’ Capital Accounts at the time of the Electing Members’ contributions to the Company pursuant to Section 7.3(a)(ii). If the aggregate amounts of such allocations at that time are insufficient to equal the amount of the Deficiency Capital Contributions, then the Company shall make such further special allocations from time to time and, if such aggregate allocations are still insufficient upon dissolution of the Company, shall make a special payment to the Electing Members (which payment shall be treated as “guaranteed payment” under Section 707(c) of the Code, the expense or deduction from which shall be specially allocated to the Failing Members) as required so that the aggregate amounts of all such special allocations equal to the amount of the Deficiency Capital Contributions.

(b) Notwithstanding the provisions of Section 7.3(a)(ii), with respect to a Call Deficiency relating to any particular Contribution Notice, all, but not less than all, of the Electing Members may agree, as among themselves, to allocate the funding of the Call Deficiency (to the extent being funded by such Electing

Members) among them in a proportion different than what is provided in Section 7.3(a). The Members acknowledge that any such change to the funding proportions of the Electing Members shall change their respective Percentage Interests pursuant to the Dilution Formula.

(c) Every Electing Member shall be obligated to fund its pro rata share of a Call Deficiency within twenty (20) days after delivery of the related Deficiency Notice, provided that such deadline may be extended by the unanimous written consent of all the Electing Members.

(d) For a period not to exceed twenty (20) days following the Deadline Date for which a Failing Member failed to fund an Additional Capital Contribution under Section 7.2 (the “Cure Period”), such Failing Member shall have the right, subject to the last sentence of this Section 7.3(d), to cure such default by funding to the Company, prior to the expiration of the Cure Period, a cash payment in an amount equal to (i) the Call Deficiency (or applicable portion thereof) resulting from such Member’s failure to fund an Additional Capital Contribution, plus (ii) interest accruing at twenty-five percent (25%) per annum, compounded monthly, on the average daily balance of such Call Deficiency (or applicable portion thereof), plus (iii) liquidated damages (which shall not be deemed to be in the nature of a penalty) in the amount of five percent (5%) of such Call Deficiency (or applicable portion thereof) (the sum of the amounts in clauses (i), (ii) and (iii), collectively, the “Cure Payment”). If a Failing Member timely makes such Cure Payment pursuant to this Section 7.3(d) (a “Capital Call Cure”) then (i) any voting rights or other rights that the Failing Member lost pursuant to this Agreement solely as a result of it having failed to fund such Call Deficiency (or applicable portion thereof) shall be restored effective as of the date of such Capital Call Cure and (ii) if the sole reason that the Failing Member became a Failing Member was its failure to fund the amount that is the subject of such Capital Call Cure, then such Failing Member shall cease to be a Failing Member and shall be deemed for all purposes to have funded when due such Call Deficiency or applicable portion thereof; provided, however, that only the portion of the Cure Payment equal to such Call Deficiency (or applicable portion thereof) shall be deemed to constitute an Additional Capital Contribution to the Company by such Member, and such Member shall not receive any Capital Account, Invested Capital or other credit for the other portions of the Cure Payment paid by such Member. Upon receipt of a Cure Payment, the Company shall, within five (5) Business Days, use the proceeds of the Cure Payment to (x) repay all Deficiency Loans used to fund such Failing Member’s Call Deficiency, and (y) make a special Distribution (notwithstanding anything in Section 9.7 to the contrary) to all of the Electing Members that made Deficiency Capital Contributions to fund such Failing Member’s Call Deficiency on a pro rata basis in accordance with their respective Deficiency Capital Contributions. Notwithstanding anything to the contrary contained in this Section 7.3(d), no Member may exercise a cure right under this Section 7.3(d) to effectuate a Capital Call Cure more than once in any twenty-four (24) month period.

7.4 Reserved.

7.5 Rescission of a Contribution Notice.

(a) Notwithstanding anything to the contrary contained in this Article VII, at any time after a Contribution Notice has been issued pursuant to this Article VII but prior to the Deadline Date with respect thereto, the Administrative Member may rescind such Contribution Notice (a “Rescission”) if such Rescission has been approved by a Majority Approval.

(b) Effective upon a timely Rescission of a Contribution Notice pursuant to Section 7.5(a), the Contribution Notice in question shall automatically become null and void ab initio and no Additional Capital Contribution shall be required in connection therewith. If any Member had made an Additional Capital Contribution in response to a Contribution Notice that is rescinded pursuant to Section 7.5(a), the Administrative Member shall cause the Company to promptly return such Additional Capital Contribution to such Member.

7.6 No Further Obligation to Contribute Capital. Except as expressly provided in this Agreement or with the prior written consent of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company or to make any loans to the Company.

7.7 No Interest on Capital Contributions. Except as specifically provided in this Agreement, no Member shall be paid interest on any Invested Capital.

7.8 Return of Capital Contributions. Except as specifically provided in this Agreement (including this Article VII, and Sections 9.7 and 9.8), no Member shall have the right or be entitled to withdraw, or receive any return of, its Invested Capital.

ARTICLE VIII

COMPENSATION OF AND PAYMENTS TO THE MEMBERS

AND THEIR AFFILIATES; AFFILIATE TRANSACTIONS

8.1 Compensation to Members. No Member (including Administrative Member) shall be paid a fee by the Company or reimbursed for any out of pocket costs and expenses incurred by it on behalf of the Company, without the express written approval of the Members and the submission by such Member to the Company of reasonable supporting documentation therefor; it being the expectation of the Members that there will be no compensation or reimbursement paid by the Company to any Member (including Administrative Member, except as provided in Section 10.6). Any commissions, fees, interest or other compensation, authorized under this Agreement or approved by the Members, to be paid by the Company to a Member or an Affiliate of a Member shall constitute an expense of the Company and shall be payable to such Member or its Affiliate, as the case may be, on the same basis and with the same priority as any other amounts payable by the Company to third party creditors; provided that when dealing with a Member or an Affiliate of a Member, the provisions of Section 8.2 shall apply. With respect to the payment of all such commissions, fees, interest or other compensation, the relationship between the Company and such Member (or its Affiliate, as the case may be) shall be that of debtor and creditor.

8.2 Transactions with Members and/or Affiliates. The validity of any loan, transaction, contract, agreement, payment or arrangement involving the Company and a Member or a Member’s Affiliate permitted by the terms of this Agreement shall not be affected by reason of the relationship between the Company and such Member or Affiliate; provided, however, that (i) when dealing with a Member or an Affiliate of a Member, only the unaffiliated Members shall have the right to be Voting Members with respect to such matters, and (ii) any determination, consent, or approval required in connection with any such loan, transaction, contract, agreement, payment or arrangement, including any determination to enter into, modify, amend or terminate any such loan, transaction, contract, agreement, payment or arrangement, (each, an “Affiliate Transaction Determination”) shall require the Majority Approval of such unaffiliated Members pursuant to Section 10.1. Notwithstanding anything to the contrary contained in this Agreement, no Member that is otherwise qualified to Vote as a Voting Member shall be excluded from voting with respect to a matter under Section 11.5 by reason of such Member being a party to the transaction being voted upon, subject to Section 11.5(h). For avoidance of doubt it is agreed that, as of the Effective Date, (x) any transaction between Owner and the Development Manager would be subject to the provisions of this Section 8.2 and for such purpose Five Point Member and Development Manager shall be deemed to be “Affiliates” and as such Five Point Member would not have the right to be a Voting Member with respect to such transaction and (y) any transaction between Owner and the Commercial Development Sub-Manager would be subject to the provisions of this Section 8.2 and for such purpose LNR Member and Commercial Development Sub-Manager shall be deemed to be “Affiliates” and as such LNR Member would not have the right to be a Voting Member with respect to such transaction.

8.3 Standstill/Exclusivity.

(a) Each of the Voting Members (as of the Effective Date) agrees, for itself, its Affiliated Guarantor, and the Controlled Affiliates of either (collectively as to each Voting Member, the “Restricted Entity”), that, except as otherwise expressly set forth in this Section 8.3, no such Restricted Entity shall acquire any ownership or economic interest in all or any portion of the Property, any Adjacent Property or any indebtedness of the Company, including the Financing, or participate, directly or indirectly in the acquisition, financing, development and/or disposition of all or any portion of the Property or any Adjacent Property (any such ownership or economic interest or participation is referred to herein as a “Specified Investment”), except through the Company; provided, however, that if the Voting Members are presented with an opportunity for the Company to invest or participate in any such Specified Investment, and the Requisite Approval for such investment or participation is not obtained for such Specified Investment, then any Restricted Entity may do so on terms that are not materially more favorable to such Restricted Entity than the terms presented to the Company; provided, further, however, that for purposes of this Section 8.3 only, (i) with respect to MSD Member, the term “Affiliated Guarantor” shall instead only refer to MSD Real Estate Investments, L.P. and MSD Real Estate Investments II, L.P., and (ii) with respect to Five Point Member, the term “Affiliated Guarantor” shall include Five Point Holdings, LLC.

(b) Notwithstanding anything to the contrary in Section 8.3(a):

(i) a Voting Member shall not be in breach of the provisions of Section 8.3(a) if such breach arises solely as a result of a Restricted Entity having a direct or indirect non-controlling minority interest in an Entity that directly or indirectly holds or acquires a Specified Investment (such non-controlling minority interest, an “Adverse Interest”) so long as neither any Parent Company of such Restricted Entity (if the Restricted Entity is a Voting Member) nor such Restricted Entity took affirmative action to vote in favor of or otherwise affirmatively participate in the acquisition of such Specified Investment by such Entity, and provided further that no Restricted Entity (i) takes any affirmative action (including through the Vote of such Voting Member) or (ii) actively encourages or requests the Entity owning such Adverse Interest to take any action with respect to or arising out of the ownership of such Adverse Interest that is adverse in any material respect to the Company, Owner or any Subsidiary of Owner, or to the best interests of the Voting Members, taken as a whole (without regard to the ownership of such Adverse Interest); and

(ii) a Voting Member shall not be in breach of the provisions of Section 8.3(a) if such breach arises solely as a result of a Restricted Entity having a direct or indirect non-controlling minority interest in an Entity (that may also be an Affiliate of such Voting Member) that directly or indirectly enters into a transaction or otherwise does business with Owner, or any of its Subsidiaries or a Parent Company of Owner that Controls Owner, on an arm’s length basis.

(iii) As used in this Section 8.3(b), the term “Parent Company” means, with respect to any Voting Member or Owner (as the case may be), any Person that owns, directly or indirectly, 10% or more of the equity interests of such Voting Member or Owner.

8.4 Dealings with Development Manager. The Members hereby approve Owner entering into the Development Management Agreement with Five Point Management as nominee of Five Point Communities, LP. Without intending to limit the provisions of Section 8.2, the Members acknowledge that, as of the Effective Date, Five Point Management is an Affiliate of Five Point Member and that, accordingly, Five Point Member shall not have the right to participate as a Voting Member with respect to any matter pertaining to the Development Manager or the Development Management Agreement so long as Five Point Member (or its Affiliate) continues to be an Affiliate of the Development Manager. The Members confirm the continuing obligation of Owner to make incentive compensation payments under the Commercial Development Sub-Management Agreement. Without intending to limit the provisions of Section 8.2, the Members acknowledge that, as of the Effective Date, LNR is the LNR Member and that, accordingly, LNR Member shall not have the right to participate as a Voting Member with respect to any matter pertaining to the Commercial Development Sub-Manager or the Commercial Development Sub-Management Agreement so long as LNR Member (or its Affiliate) continues to be the Commercial Development Sub-Manager.

ARTICLE IX

CAPITAL ACCOUNTS; PROFITS AND LOSSES; DISTRIBUTIONS

9.1 Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be determined and adjusted as follows:

(a) Credits. Each Member’s Capital Account shall be credited with:

(i) any contributions of cash made by such Member to the capital of the Company plus the Book Basis of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii) the Member’s distributive share of Profit, items thereof, and items of income and gain specially allocated pursuant to Section 9.3; and

(iii) any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b) Debits. Each Member’s Capital Account shall be debited with:

(i) any Distribution of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii) the Member’s distributive share of Loss, items thereof and deductions or losses specially allocated to such Member pursuant to Section 9.3; and

(iii) any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The provisions of this Section 9.1 relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with those provisions.

9.2 Allocations of Profit and Losses. For each Fiscal Year of the Company, or part thereof, Profit and Loss shall be allocated amongst the Members, after allocations pursuant to Section 9.3 have been made, as follows:

(a) Loss shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Accounts for such year; provided, however, that no portion of the Loss for any taxable year shall be allocated to a Member whose Target Account is greater than or equal to its Partially Adjusted Capital Account for such taxable year, and provided further that in no event shall an allocation under this Section 9.2(a) be made to any Member to the extent it would cause such Member to be allocated a percentage of Overall Company Loss for the taxable year different from its Percentage Interest except to the extent that (i) such allocation is required to reverse a prior allocation of Profit to another Member in excess of such other Member’s Percentage Interest and is in the same proportion as such prior allocation in a manner consistent with the Fractions Rule, (ii) the result is to allocate losses or deductions to one or more Members who bear a disproportionately large share (relative to each such Member’s Percentage Interest but in accordance with the distribution provisions of Section 9.8) of the economic burden of such losses or deductions if, taking into account all of the facts, circumstances and information (including bona fide financial projections), such losses or deductions had a low likelihood of occurring and such allocation otherwise satisfies the requirements of the Fractions Rule, (iii) such allocation otherwise is disregarded in determining whether a Member satisfies the Fractions Rule or otherwise does not cause the allocations set forth in this Agreement to fail to qualify as “permitted allocations” within the meaning of Section 514(c)(9)(E) of the Code and the regulations thereunder, or (iv) such allocation is made in respect of Legacy Interests.

(b) Profit shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts for such year; provided, however, that no portion of the Profit for any taxable year shall be allocated to a Member whose Target Account is less than or equal to its Partially Adjusted Capital Account for such taxable year, and provided further that in no event shall an allocation under this Section 9.2(b) be made to a Member to the extent it would cause such Member to be allocated a percentage of Overall Company Income for the taxable year in excess of its Percentage Interest except to the extent such allocation is (i) disregarded in determining whether such Member satisfies the Fractions Rule or otherwise does not cause the allocations set forth in this Agreement to fail to qualify as “permitted allocations” within the meaning of Section 514(c)(9)(E) of the Code and the regulations thereunder or (ii) made in respect of Legacy Interests.

9.3 Compliance with Section 704(b). The following special allocations shall, except as otherwise provided, be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or, with respect to any Member, in any Partner Minimum Gain during any Fiscal Year of the Company or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4) or any successor provisions. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2 or any successor provision.

(b) Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in its or his Capital Account (adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(c) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year of the Company or other period shall be allocated (as nearly as possible) amongst the Members under Treasury Regulation Section 1.704-2, or any successor provision in accordance with their respective Percentage Interests.

(d) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Member that made, or guaranteed or is otherwise liable with respect to, the loan to which such Partner Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i) or any successor provision.

(e) No allocation or loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit while any other member does not have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704-1 in proportion to their respective Percentage Interests (or if such loss or deduction is attributable to Legacy Interests, in proportion to their respective Legacy Interests). If losses or deductions are reallocated under this Section 9.3(e), subsequent allocations of income and losses (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this Section 9.3(e) equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section 9.3(e).

(f) The allocations contained in Sections 9.3(a), 9.3(b), 9.3(d) and 9.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating Profit, Loss, and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred. The Members shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 9.3(f).

(g) To the extent the restrictions on certain allocations set forth in the last proviso in Sections 9.2(a) and 9.2(b) actually affect the allocation of Profit or Loss, such restrictions shall be taken into account in making allocations in future periods so that to the extent possible and subject to such restrictions, the cumulative allocations of Profit and Loss to each Member equal the amount that would have been allocated such Member without such provisos.

(h) The provisions of this Article IX shall be interpreted in a manner consistent with the Members’ intent that the allocations contained herein are “permitted allocations” under Section 514(c)(9)(E) of the Code and the regulations thereunder. Notwithstanding anything to the contrary contained in this Article IX, all of the allocations hereunder shall be made only to the extent that, and shall be adjusted insofar as may be required so that, the Company’s allocations satisfy the requirements of Section 514(c)(9)(E) of the Code and Treasury Regulations Section 1.514(c)-2, and other applicable Treasury Regulations promulgated thereunder.

9.4 Compliance with Section 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property.

9.5 Consent to Allocations. Each Member, as a condition of becoming a Member, expressly consents to the foregoing allocations as set forth in this Article IX.

9.6 Potential Revisions to Allocation Provisions. If any of the Members that are Voting Members reasonably determines that it would be in the best interests of its direct and indirect owners, the applicable Member(s) (each, a “Triggering Member”) may cause the provisions of this Agreement to be amended to the extent, if at all, necessary to cause this Agreement to comply with the provisions of Section 514(c)(9)(E) of the Code, provided that (i) the changes made by any Triggering Members pursuant to this Section 9.6 have no adverse effect whatsoever on any other Member (or, if they do, the Triggering Member(s) causing such change immediately and fully compensate all of the other Members for such adverse effect and indemnify, defend, hold harmless all of the other Members from and against any and all claims, demands, liabilities, losses, costs, damages, expenses, and causes of action of any nature whatsoever arising out of or attributable to such amendments and adverse effect), (ii) the Triggering Member(s) causing such change pay all reasonable attorneys’ and/or accountants’ fees incurred by the other Members in connection with the other Members’ respective review and analysis of such changes and (iii) prior to making any such changes each Triggering Member causing such change shall cause its Affiliated Guarantor to execute a guarantee of such Triggering Member’s obligations under the preceding clauses (i) and (ii) in a form reasonable acceptable to the other Members.

9.7 Distributions.

(a) Quarterly Distributions of Available Cash. Subject to clause (y) of Section 10.20, within 30 days after the end of each fiscal quarter (excluding the first three fiscal quarters of 2016 and 2017), the Administrative Member shall cause all Available Cash, determined as of the last day of such fiscal quarter, to be distributed to the Members in the following priority:

(i) First, to the Members or other Persons holding Legacy Interests, pro rata in proportion to their respective Legacy Interests, until cumulative distributions paid with respect to Legacy Interests (under this clause (i) and under Section 9.7(b)) equal the Legacy Preferred Return as of the date of such distribution; and

(ii) Then, to the Members, pro rata in accordance with their respective Percentage Interests (as they may have then previously been adjusted pursuant to the terms and conditions of this Agreement).

(b) Other Distributions. The Administrative Member may cause the Company to make other distributions at such times and in such amounts as are approved by the Voting Members pursuant to the Requisite Vote; provided, however, that no distribution shall be paid with respect to Percentage Interests if, as of the date of such distribution, the Legacy Preferred Return exceeds the cumulative distributions paid with respect to Legacy Interests (under clause (i) of Section 9.7(a) and this Section 9.7(b)).

(c) Set Off for Clawback Payments. If, at the time any Distribution is payable hereunder, (i) Five Point Management is obligated to make a Clawback Payment (as defined in the Development Management Agreement), or (ii) LNR is obligated to make a Clawback Payment (as defined in the Commercial Development Sub-Management Agreement), the Administrative Member shall reduce the amount of the distribution otherwise payable to Five Point (in the case of clause (i)) or LNR (in the case of clause (ii)) by the amount of such unpaid Clawback Payment, and apply such amount toward payment of the Clawback Payment. The right of the Administrative Member to reduce the amount of distributions otherwise payable to Five Point or LNR will not affect the obligations of Five Point and LNR to make Clawback Payments when they are due, except to the extent distributions are actually reduced and applied against Clawback Payments.

9.8 Distributions in Liquidation.

(a) Upon the liquidation of the Company caused other than by the termination of the Company under Section 708(b)(1)(B) of the Code, the Company shall proceed to wind-up its affairs in accordance with Section 13.2. During such winding up process, Profit, and Loss (and items thereof) shall continue to be allocated among the Members in accordance with Sections 9.2 through and including 9.6 and Distributions shall continue to be made among the Members in accordance with Section 9.7. The proceeds of sale and other assets of the Company, after giving effect to the provisions of Section 13.2, shall be first applied to the payment of all debts and liabilities of the Company including debts to any Members who are creditors of the Company, and then distributed not later than the latest time specified for such Distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2), to the Members in accordance with the provisions of Section 9.7.

(b) The Members believe and intend that the effect of making any and all liquidating Distributions in accordance with the provisions of this Section 9.8 will result in each Member receiving liquidating Distributions equal to the amount of Distributions each such Member would have received if liquidating Distributions were instead distributed in accordance with the positive capital standing in each such Member’s Capital Account. If for any reason liquidating Distributions would not be so distributed, then the Executive Committee, upon the advice of qualified tax advisor to the Company and approval of the Members pursuant to the Requisite Vote, may make such revisions to the allocation provisions of this Article IX and/or file such amended tax returns for the Company as may be reasonably necessary (determined in good faith and in the manner giving rise to the least adverse economic consequences to the Members) to cause such allocations of Profit and Loss (and items thereof), to be in compliance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

9.9 Priority of Members. Except as otherwise specifically provided herein, no Member shall have any right to demand or receive property other than cash in any Distribution and no Member shall have any priority over any other Member.

9.10 No Restoration of Negative Capital Account. No Member shall be required or obligated to restore or repay to the Company, any Member or any creditor of the Company any negative balance in its Capital Account upon liquidation or dissolution of the Company.

9.11 Withheld Amounts. All amounts withheld from Company revenues or Distributions by or for the Company pursuant to the Code or any provision of any state or local tax law shall be treated for all purposes of this Agreement as Distributions to those Members who receive tax credits with respect to the withheld amounts. In any case where a tax, fee or other assessment is levied upon the Company, the amount of which is determined in whole or part by the status or identity of the Members or is an “imputed underpayment,” within the meaning of the Partnership Audit Procedures, attributable to a particular Member or Members, the Members shall allocate the expense and withhold from the Distributions to each Member their respective attributable shares of such taxes, fees and assessments. If the Members reasonably determine that the Company has insufficient liquid assets to satisfy such obligation, the Member as to which such obligation applies shall contribute cash to the Company in an amount sufficient to satisfy such obligation. Any such amounts that the Tax Matters Member cannot attribute to a Member shall be treated as an expense of the Company.

9.12 Termination of Legacy Interests. When all payments have been made under the LBHI Participation Agreement, and cumulative Distributions have been paid on the Legacy Preferred Interests in an aggregate amount equal to the Legacy Preferred Return, the Legacy Interests shall no longer be deemed outstanding.

ARTICLE X

MANAGEMENT OF THE COMPANY

10.1 Management by Members.

(a) Unless otherwise provided in this Agreement or in the Certificate, it being intended that the terms of this Agreement and the Certificate are intended to have priority over those of the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Members (acting through their respective representatives on the Executive Committee as provided in Section 10.7). Any matter or thing shall be deemed to have been approved by the Members and be authorized under this Agreement only if such matter or thing has been approved by the Requisite Vote or is included in an Annual Budget that has been approved by the Requisite Vote. Accordingly, wherever this Agreement refers to Members taking a Vote or agreeing upon a matter, the same shall not be construed so as to require all Members to act, but shall be construed in accordance with the preceding sentence. Voting Members shall act through their respective representatives on the Executive Committee.

(b) As of the Effective Date, regardless of their respective Percentage Interest, the Co-Investor Member, the MSD Member and the LNR Member shall each have one (1) Vote and the Five Point Member shall have two (2) Votes, for a total of five (5) Votes among the four (4) Voting Members. The number of votes that any particular Member has at any point in time after the Effective Date shall be subject to the following adjustments, which may result in fractional votes in excess of one vote (which, if applicable, shall be determined to the nearest hundredth of a percent):

(i) If a Voting Member acquires the Percentage Interest (or any fraction thereof) of any other Member that is a Voting Member pursuant to the terms of this Agreement, whether pursuant to Section 11.4 or 11.5 or as otherwise approved by the Members, the acquiring Voting Member shall also acquire the Vote(s) (or fraction thereof if the acquiring Voting Member acquires less than 100% of such Interest) possessed by such transferring Voting Member.

(ii) If more than one Voting Member (but fewer than all of the Voting Members) acquires the Percentage Interest of another Voting Member, the percentage of the Vote(s) acquired by each acquiring Voting Member shall equal a fraction, the numerator of which is one and the denominator is the number of acquiring Voting Members (or as otherwise agreed upon by all of the acquiring Members). Notwithstanding the foregoing, if all of the then Voting Members all acquire all of the Percentage Interest of another Voting Member, then the transferring Member shall no longer be a Voting Member but none of its Vote(s) shall be transferred to the transferee Members.

(iii) If a Voting Member acquires the Percentage Interest (or any fraction thereof) of any Non-Voting Member (other than a Non-Voting Member solely for matters described in clause (ii) of the definition of Voting Member) pursuant to the terms of this Agreement, whether pursuant to Section 11.4 or 11.5 or as otherwise approved by the Members, or if a Third Party acquires the Percentage Interest of any such Non-Voting Member, the acquiring Member or Third Party shall not acquire any Vote(s) (or fraction thereof) as a result of such acquisition.

(iv) If a Member’s Percentage Interest decreases, for any reason, to five percent (5%) or less, such Member shall become a Non-Voting Member; provided, however, that if such Non-Voting Member subsequently increases its Percentage Interest to more than five percent (5%) pursuant to this Agreement, such Non-Voting Member shall become a Voting Member and have the same number of Votes (and/or fractions thereof, if applicable) that it had immediately prior to losing its Vote(s) as provided in this Section 10.1(b)(iv); provided, however, that unless all of the Voting Members unanimously consent in writing, a Non-Voting Member (excluding a Voting Member that becomes a Non-Voting Member under the circumstances described in clause (ii) of the definition of Voting Member and including a Voting Member that becomes a Non-Voting Member under the circumstances described in this Section 10.1(b)(iv)) shall not have the right to become a Voting Member as a result of any acquisition of all or any part of an Interest of another Member.

(v) If a Defaulting Member commits a Breach described in clause (B) of the definition of Breach and cures such Breach pursuant to the proviso in such clause (B) and thereby becomes a Voting Member (which shall not occur if any other Breaches then exist or if such Member is then a Non-Voting Member by under any other provision of this Agreement), then, effective upon the effective date of such cure, such Member shall have reinstated the number of Votes it had immediately prior to becoming a Non-Voting Member

(c) Except as otherwise expressly provided in this Article X or elsewhere in this Agreement, the Requisite Vote for all voting, decisions, approvals, consents and determinations by the Members or the Executive Committee pursuant to this Agreement is Majority Approval. Without limiting the generality of the following, the following matters shall be deemed to have been approved by the Members only if Voting Members representing Majority Approval approve such matter in writing:

(i) Except as provided in Section 10.5, the adoption or modification of any Business Plan or Annual Budget;

(ii) Except as otherwise provided in Section 7.2(a), Section 10.1(d) or Section 10.5, any call for Additional Capital Contributions;

(iii) The sale or other disposition of any direct legal or beneficial ownership interest in any Subsidiary;

(iv) The sale or other disposition, directly or indirectly, of all or substantially all of the Property in a transaction or series of related transactions;

(v) Any financing or refinancing of the Property or any portion thereof (including any commercial building) and the terms thereof, including any refinancing or material modification of the Financing, provided that (i) such financing, refinancing or modification does not require the execution and delivery of any Recourse Agreement by any Member (or its Affiliate) that did not vote in writing to approve such, refinancing or modification of such Recourse Agreement, directly or through any Reimbursement Agreement and (ii) if any Recourse Agreement is required, each Member that is (directly or through any Affiliate) obligated thereunder has approved in writing and in its sole discretion such Recourse Agreement;

(vi) The admission of a New Member to the Company and the terms and conditions thereof, other than pursuant to an express provision of this Agreement (including as set forth in Article XI);

(vii) The admission of a New Member or other new equity owner into any Subsidiary and the terms and conditions thereof;

(viii) The Disposition of any direct or indirect interest in a Member other than pursuant to Sections 11.4 or 11.5 or in a Permitted Disposition;

(ix) The Company exercising any right to terminate the Development Management Agreement with or without cause;

(x) Any determination to issue a Rescission as provided in Section 7.5 (except as otherwise provided in clause (i) of Section 7.5);

(xi) Any Affiliate Transaction Determination, provided that, in accordance with Section 8.2, only the unaffiliated Voting Members with respect to the underlying loan, transaction, contract, agreement, payment or arrangement shall have the right to vote to consent to and approve any such Affiliate Transaction Determination;

(xii) Any acquisition by a Member or its Affiliate of any direct or indirect interest in any Company Property or in any property of any Entity in which the Company has a direct or indirect equity interest, except as expressly permitted under Section 8.3;

(xiii) The development, sale or other disposition of a commercial (i.e., income producing) building; and

(xiv) Leasing parameters for any commercial building, and any leasing activity for a commercial building that is outside previously approved leasing parameters.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Administrative Member may give a Contribution Notice pursuant to Section 7.2(c) without any further vote of the Members.

10.2 Matters Requiring 100% Approval. Notwithstanding anything to the contrary contained elsewhere in this Agreement, but subject to the provisions of Section 10.5, the following matters shall be deemed to have been approved by the Members only if Voting Members holding 100% of the total Votes held by all the Voting Members approve such matter in writing (a “100% Approval”):

(a) The commencement of a voluntary Bankruptcy by the Company or by any Subsidiary.

(b) Any dissolution or liquidation of the Company or any Subsidiary other than (i) in connection with a sale or other disposition, directly or indirectly, of all or substantially all of the assets of Owner or equity in Owner that is authorized pursuant to another provision of this Agreement or (ii) the dissolution of any Subsidiary other than Owner that is done to accommodate any new financing or refinancing.

(c) Any merger or consolidation of the Company, or any Subsidiary, with any other Entity.

(d) Except as expressly permitted under Section 8.3(b), any acquisition by a Member or its Affiliate, directly or indirectly, of any debt of the Company or any debt of any Subsidiary.

(e) Any change in the purpose of the Company set forth in Section 4.1.

(f) Any Financing that requires a Recourse Agreement unless each Member that is to provide, or whose Affiliate is to provide (or incur any liability under), a Recourse Agreement has approved, in writing, such Recourse Agreement and has agreed, in writing, that no other Member (that has not approved such Financing and Recourse Agreement) is responsible for its Allocable Share (or any other share) of such obligation, whether pursuant to any Reimbursement Agreement or otherwise.

(g) Approving any other matter which expressly pursuant to this Agreement is to be approved under this Section 10.2 or by 100% Approval or the unanimous Vote of the Voting Members (or any similar provision).

10.3 Reserved.

10.4 Reserved.

10.5 Reserved.

10.6 Administrative Member.

(a) The Members shall select one of the Members to act as Administrative Member and the Members shall have the right from time to time to remove the Administrative Member and/or replace the then Administrative Member (with or without cause) with another Member selected by the Members, provided that the Member so selected agrees to serve as Administrative Member (it being agreed, for avoidance of doubt, that the Administrative Member and any Affiliate of the Administrative Member shall not be a Voting Member with respect to any Vote to remove an Administrative Member but shall be a Voting Member with respect to any Vote to select a replacement Administrative Member). Any Administrative Member so replaced shall cooperate with the new Administrative Member and the other Members to assure a smooth transition of responsibilities to the new Administrative Member. The Administrative Member shall have only the rights and responsibilities set forth in this Agreement and those reasonably necessary to carry out such responsibilities. The Members hereby appoint Five Point Member as the Administrative Member. The Administrative Member may execute and deliver, and bind the

Company to, any contract, agreement, mortgage, loan, lease, note, document, instrument or transaction of any kind or nature whatsoever that has been approved by the Members pursuant to this Agreement. Except as provided in this Agreement, the Administrative Member shall have no independent authority in its capacity as such to act on behalf of the Company and shall be authorized to take only such actions on behalf of the Company as are expressly authorized in this Agreement or by the Members. The Administrative Member shall act as the representative of the Company in its capacity as the sole member of Mezzanine Subsidiary and the indirect owner of Owner, and the Administrative Member is authorized and directed to vote, approve, consent or otherwise take any action on behalf of the Company in the Company’s capacity as the sole member of Owner provided that to the extent any such vote, approval, consent or other action relates to an action that requires approval of the Members under this Agreement, that action has been approved by the Requisite Vote. Notwithstanding anything to the contrary contained in this Agreement, if the Development Management Agreement terminates for any reason at a time when the Administrative Member is an Affiliate of the Development Manager (or an Affiliate of any member, shareholder or principal of the Development Manager), the Person serving as Administrative Member shall automatically upon such termination cease to have any rights or authority as Administrative Member. Nothing in this Section 10.6 shall adversely affect any rights or authority granted to the Development Manager pursuant to the Development Management Agreement. Except as provided in Section 10.6(b), the Member acting as Administrative Member hereunder shall have the right to resign as Administrative Member at any time upon 60 days’ prior written notice to the other Members.

(b) Notwithstanding anything to the contrary in this Agreement, at any time in which there is a Development Management Agreement in full force and effect or another management or similar agreement pursuant to which one or more Persons are engaged by the Company or any Subsidiary and are compensated for performing duties that include all or substantially all of the duties of the Administrative Member set forth in this Agreement (together with the Development Management Agreement, each, a “Management Agreement”), then, with no further action required by the Administrative Member or any other Person, the Administrative Member shall be deemed to have delegated all of the duties of the Administrative Member (except as otherwise agreed to in writing by the Administrative Member, including the last sentence of this Section 10.6(b)) to the Development Manager (if the Development Management Agreement is in effect) or, if the Development Management Agreement has been terminated, the manager under such other Management Agreement; provided, however, that in no event shall the Development Manager or any other manager under a Management Agreement have any liability whatsoever, including to the Company or any Member, under this Agreement, unless it is a party hereto. In such event, which the Members acknowledge is the case as of the Effective Date, (i) all references to any duties of the Administrative Member shall be deemed to be duties of the Development Manager or manager (as the case may be), and (ii) the Administrative Member shall have absolutely no obligations or liability whatsoever, including any liability or obligation with respect to supervising or monitoring the Development Manager or manager (as the case may be), in connection with any of the duties of the Administrative Member set forth in this Agreement notwithstanding Five Point’s affiliation with Five Point Management. At any time in which there is no Management Agreement in effect, (i) the Administrative Member shall receive a monthly fee, in an amount as reasonably determined from time to time by Requisite Vote of the Executive Committee, that reimburses the Administrative Member for its administrative and overhead costs allocable to its performance of the duties hereunder, and (ii) the Administrative Member at the time the Management Agreement terminates may resign its position immediately upon written notice to the Executive Committee.

10.7 Executive Committee. An executive committee (the “Executive Committee”), consisting of individuals (each, an “Executive”) appointed by the Voting Members as provided herein, shall hold meetings as more particularly set forth in this Article X. Each Voting Member shall vote and otherwise act under this Agreement solely through its Executive(s) on the Executive Committee; it being agreed that an Executive shall have no independent consent rights or voting powers under this Agreement, but shall vote and otherwise act solely in accordance with the authority granted and the directions given by the Voting Member that appointed it. All Members shall be entitled to assume that an act of an Executive has been authorized by the Voting Member who appointed such Executive. The initial number of individuals comprising the Executive Committee shall be not less than four (4) and not more than twelve (12), which number may be increased or decreased from time to time by a unanimous determination of the Voting Members, provided that at all times each Voting Member shall have the right to appoint at least one Executive. One or two Executives may be appointed by each of the Voting Members. Each Executive may name an alternate to serve in his or her stead in the event he or she is unavailable to attend a meeting of the Executive Committee or subcommittees thereof. Each Voting Member shall cause at least one of its

Executives to attend each quarterly meeting of the Executive Committee. An Executive may be removed and replaced at any time without cause by the Voting Member that originally appointed such Executive, provided that such removal or replacement shall not be binding on the other Members until notice thereof has been given to the other Members, and such replacement shall hold office until such time as his or her successor shall have been appointed and become duly qualified. Any vacancy occurring on the Executive Committee shall be filled by the Voting Member that originally appointed the Executive with respect to which such vacancy exists. The Executive Committee may appoint one or more subcommittees of the Executive Committee to conduct such investigations and make such reports and recommendations as the Executive Committee may direct; provided that, unless otherwise unanimously approved by the Voting Members, no such subcommittee shall have any power or authority to vote on, approve, bind the Company to or implement any matter. In no event shall any Executive have any authority to execute agreements or other documents (other than a written consent or certificate (or similar document) evidencing or confirming its voting) on behalf of the Company or otherwise bind the Company (except through his or her votes).

10.8 Appointment of Initial Members of the Executive Committee. The following Members hereby appoint the following respective Executives to the Executive Committee:

Co-Investor Member: Ron Hoyl and Aric Shalev

MSD Member: Barry Sholem and Alan Epstein

LNR Member: Daniel Schwaegler and Mark Deason

Five Point Member: Emile Haddad

10.9 Place of Meetings; Notice. All meetings of the Executive Committee or subcommittees thereof may be held in such place or places within or without the State of Delaware as the Executive Committee or such subcommittee may from time to time determine, and may be held telephonically as provided in Section 10.16. Each Voting Member shall be given advance notice of, and an opportunity to have its Executive(s) attend, all meetings of the Executive Committee and shall be given at least five (5) days written notice of the date and time of any special meetings of the Executive Committee (which period shall be reduced to two (2) Business Days in the case of a meeting to be held by conference call).

10.10 Regular Meetings. Regular meetings of the Executive Committee may be held without notice at such times and places as may be determined from time to time by the Voting Members.

10.11 Special Meetings; Notice. Any Voting Member may call a special meeting of the Executive Committee by providing to the other Voting Members written notice requesting such special meeting and specifically setting forth the matters to be placed on the agenda for such meeting. Such requesting Voting Member shall give the other Members at least five (5) days written notice of the date and time of such special meeting (which period shall be reduced to two (2) Business Days in the case of a meeting to be held by conference call). Such notice shall be accompanied by an agenda prepared by the Voting Member requesting such meeting, which shall include the matter requested by the Voting Member calling such special meeting and such supplemental information as such Voting Member deems necessary or advisable. At such special meeting, all items on the agenda shall be considered by the Voting Members unless the Voting Members determine otherwise. Notwithstanding the foregoing, other than the matter requested by the Voting Member calling such special meeting, neither the business to be transacted at, nor any other purpose of, any special meeting of the Executive Committee need be specified in the notice or waiver of notice of any special meeting.

10.12 Quorum; Majority Vote. At all meetings of the Executive Committee, at least one Executive appointed by each of the Voting Members holding in the aggregate sufficient number of Votes to constitute the Requisite Vote for the matters to be determined at such meeting, shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum is not present at a meeting, the Members present at the meeting may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. An Executive appointed by a Member shall have the right to bind such Member with respect to any Vote, and the other Members shall have the right to rely on such Vote by such Executive as being the Vote of such Member. Except as otherwise provided in this Agreement, if pursuant to the provisions of this Agreement a Member ceases to be a Voting Member, no Executive appointed by such Member, whether an Executive at the time of such cessation or appointed to the Executive Committee by such Member at any time thereafter, shall have the right to Vote on any matter, consent to or otherwise make decisions on the Executive Committee from and after the date that such Member ceased to be a Voting Member, unless and until such Member again becomes a Voting Member as expressly provided in this Agreement, if applicable. The fact that a Member may be represented by more than one Executive at a meeting shall not affect such Member’s Vote, it being agreed that if a Member is represented by more than one Executive at a meeting, all Executives appointed by such Member shall collectively have and may exercise the number of Votes of such Member.

10.13 Procedure; Minutes. At meetings of the Executive Committee, business shall be transacted in such order as the Voting Members may determine from time to time. At each meeting of the Executive Committee, one of the Executives who has been appointed by the Voting Member who called the meeting, or, alternatively, a person jointly appointed by the Executive Committee, shall preside at the meeting. Such person presiding at the meeting shall appoint an individual to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be delivered to the Administrative Member for placement in the minute book of the Company. All communications to and from the Executive Committee shall be directed to all of the Members.

10.14 Compensation of Executives. Executives, as such, shall not receive any salary for their services; provided, however, that nothing contained in this Agreement shall preclude any Executive from serving the Company in any other capacity and receiving compensation for services if and to the extent retained pursuant to this Agreement. The Company shall reimburse the Executives for any reasonable expenses incurred by the Executives in attending meetings of the Executive Committee.

10.15 Action Without Meeting. Any action which may be taken, or which is required by law, the Certificate, or this Agreement to be taken, at a meeting of the Members or the Executive Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall have been signed by at least one Executive appointed by each of the Voting Members that together hold the Requisite Vote that is required under this Agreement to take such action. The consent may be in one or more counterparts so long as at least one Executive of each of the requisite Voting Members signs one of the counterparts. The signed consent shall be delivered to the Administrative Member for placement in the minute book of the Company and a copy thereof shall be delivered by the Administrative Member to each Member.

10.16 Telephone and Similar Meetings. Executives may participate in and hold Executive Committee meetings by means of conference telephone or similar communications equipment by means of which all Executives participating in the meeting can simultaneously hear each other. Participation in a meeting so conducted shall constitute attendance and presence in person at such meeting, except where an Executive participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

10.17 Tax Matters. The Administrative Member shall act as the “tax matters partner” and the “partnership representative” of the Company for income tax purposes (collectively, the “Tax Matters Member”). The Tax Matters Member shall not make any material election pursuant to the Code without the prior approval of the Members (such approval not to be unreasonably withheld, delayed or condition); provided, however, that if the Company is eligible to elect out of the Partnership Audit Procedures, the Tax Matters Member shall be permitted to make such an election without the prior approval of the Members.

10.18 Financial Records and Reports.

(a) The Administrative Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the Company. Bills, receipts and vouchers shall be maintained on file by the Administrative Member. The Administrative Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. The Administrative Member will prepare and furnish to each Member, at the expense of the Company, copies of all reports required to be furnished to any lender of the Company. The Administrative Member shall keep the financial records of the Company on the accrual basis for financial statement and tax purposes.

(b) Financial Statements.

(i) The Administrative Member shall deliver or shall cause to be delivered to the Members (and to the extent required under any applicable loan documents or the Cash Flow Participation Agreements (as defined in the Development Management Agreement), to the lender or the parties thereto, respectively), within ninety (90) days after the expiration of each Fiscal Year, (i) audited financial statements for the Company and its Subsidiaries on a consolidated basis (the “Audited Financial Statements”) for the immediately prior Fiscal Year, and (ii) any other items required under Financing Documents, Cash Flow Participation Agreements and/or reasonably requested by Owner. The Audited Financial Statements shall include an audited balance sheet, an audited profit and loss statement showing the results of operations for such Fiscal Year, together with an unaudited comparison of such results to the Annual Budget, an audited statement of cash flows, an audited statement of the Members’ capital and Capital Accounts and an audited summary of Distributions. The Audited Financial Statements shall contain an opinion of the Company’s or the applicable Subsidiary’s accountant to the effect that, subject to any qualifications contained therein, the financial statements fairly present, in conformity with GAAP, the results of operations, and cash flows of the Company for the Fiscal Year then ended. The Administrative Member shall deliver (or shall cause to be delivered) to the other Members drafts of the Audited Financial Statements for review by the Members prior to finalization.

(ii) The Administrative Member shall deliver or shall cause to be delivered to the Members (and to the extent required under the applicable loan documents or the Cash Flow Participation Agreements, to the lender or the parties thereto, respectively), within forty-five (45) days after the end of each quarter during a Fiscal Year, the following unaudited financial statements of the Company and its Subsidiaries (on a consolidated basis): (i) a balance sheet as of the end of such quarter, (ii) an income and expense statement as of the end of such quarter, (iii) a cash flow statement showing the results of operations for such quarter, together with the results of operations for the period from the beginning of the Fiscal Year to the end of such quarter with a comparison of such results to the Annual Budget, (iv) a summary of the Members’ capital and Capital Accounts, (v) a summary of Distributions, and (vi) any other items required under any loan documents, any Cash Flow Participation Agreements or reasonably requested by the Company or any of its Subsidiaries.

(iii) The Administrative Member shall deliver (or shall cause to be delivered) to the Members (and to the extent required under the loan documents or the Cash Flow Participation Agreements, to lender or the parties thereto, respectively), within thirty (30) days after the end of each month, the following unaudited financial statements of the Company and its Subsidiaries (on a consolidated basis): (i) an unaudited balance sheet as of the end of such month, (ii) an income and expense statement as of the end of such month, (iii) a cash flow statement showing the results of operations for such month, together with the results of operations for the period from the beginning of the Fiscal Year to the end of such month, (iv) a reconciliation of actual expenses and revenues during such month and year-to-date compared with the amounts therefor in the Annual Budget, together with an explanation of material variances in actual costs versus budgeted costs, (v) a summary of the Members’ capital and Capital Accounts, (vi) an executive summary of the progress of the planning, entitlement, development, public relations and sales and marketing, including an updated construction schedule, (vii) any other significant developments, which reports shall include copies of all reports, requisitions and other informational items that shall be furnished by any Subsidiary during such month to the lender, and (viii) any other items reasonably requested by the Company.

(iv) The Administrative Member shall deliver (or shall cause to be delivered) to the Members (and to the extent required under the loan documents or the Cash Flow Participation Agreements, to the parties thereto) copies of the items Development Manager delivers pursuant to Section 5.3(d) of the Development Management Agreement.

(v) All financial statements required under this Section 10.18(b) shall be prepared in accordance with GAAP.

(c) The Administrative Member shall arrange for the preparation and timely filing of (or cause to be prepared and timely filed) all tax and information returns of income, gains, deductions, losses and other items required to be filed by the Company or any of its Subsidiaries for federal, state and local income tax purposes and shall submit (or cause to be submitted) to the Members for their approval (not to be unreasonably withheld, delayed or conditioned) a draft of all such tax returns at least fifteen (15) days in advance of the due date (taking into account extensions). If the Members do not object to the treatment of any item set forth on the draft return within fifteen (15) days after delivery thereof, the Administrative Member shall timely file (or cause to be timely filed) all such tax returns with the appropriate authorities. The Administrative Member shall provide (or cause to be provided) or retain (or cause to be retained) copies of such tax and information returns at a location where they shall be available for inspection by the Members and their respective representatives during normal business hours. The Administrative Member shall cause the Company’s accountants to furnish, within seventy-five (75) days of the close of each taxable year of the Company, the tax information reasonably required by them and their respective members, including Form K-ls, for federal and state income tax reporting purposes. The Members agree to promptly provide the Administrative Member with information relevant to tax status or tax reporting of the Company or its Subsidiaries as may be reasonably requested by the Administrative Member from time to time. The Administrative Member may rely on services provided by an Affiliate of the Lennar Member in connection with the performance of its responsibilities hereunder.

(d) The Administrative Member shall receive no additional compensation for performing its responsibilities under this Section 10.18; provided that nothing in this Agreement shall affect in any manner the right of the Development Manager to receive all remuneration, compensation and reimbursements under the Development Management Agreement, including to the extent its duties overlap with any of those of the Administrative Member hereunder.

10.19 Accountants. The Administrative Member shall engage the Accountants on behalf of the Company. The costs and expenses of the Accountants’ services and any and all other professionals involved in preparing the financial statements and reports required hereunder shall be borne by the Company or its Subsidiaries.

10.20 The Business Plan; Company-Specific Expenses. The Members and the Company have previously adopted (i) a business plan with respect to the Company, the Property and the Owner which, as of the Effective Date, constitutes the Business Plan for Fiscal Year 2017, and (ii) as part of the Business Plan, an annual budget with respect to the Company, the Property and the Owner which are attached as exhibits to the Business Plan and which, as of the Effective Date, constitutes the Annual Budget for the Fiscal Year 2017. For each Fiscal Year commencing with the 2018 Fiscal Year, the Development Manager (or if the Development Management Agreement has been terminated, the Administrative Member) shall prepare a Business Plan (including the Annual Budget) for the Fiscal Year and submit it to the Executive Committee for consideration at least thirty (30) days prior to January 1 of such Fiscal Year. If the Executive Committee fails to approve a new Business Plan for a Fiscal Year prior to January 1 of such Fiscal Year, then (x) the Business Plan (and Annual Budget) from the preceding Fiscal Year shall remain in effect with respect to committed expenditures (including committed capital expenditures) and general overhead expenses (but not new, uncommitted capital expenditures), and (y) the Administrative Member shall not make any distribution of Available Cash until a new Business Plan for the Fiscal Year has been approved by the Executive Committee. The Business Plan (including the Annual Budget) shall be reviewed and, if necessary, modified by the Executive Committee at each quarterly meeting. Unless otherwise determined by the Executive Committee, the Company, the Property and the Owner shall each be operated in strict accordance with the Business Plan (including the Annual Budget), and any determination to deviate therefrom in any respect shall require the approval of the Members as provided elsewhere in this Agreement, unless such deviation is a Permitted Deviation.

10.21 Financing. The Administrative Member is authorized to execute and deliver on behalf of the Company the Financing Documents necessary to consummate any debt financing (a “Financing”) that has been approved by the Requisite Vote.

10.22 Development Bonds. No Member shall be required to obtain any Bonds in its own name or in the name of any of its Affiliates. As used herein “Bonds” means any development, improvement and/or related surety bonds required in connection with the acquisition, improvement and/or development of the Property.

ARTICLE XI

TRANSFER OF INTERESTS/BUY-OUT

11.1 Restrictions on Transfer. Except as provided in this Article XI, (i) no Disposition (by operation of law or otherwise) shall be made by a Member, directly or indirectly of the whole or any part of such Member’s Interest (including the pledge of any constituent member’s interest in a Member and/or any other Disposition of any direct or indirect beneficial ownership interest in a Member or in a Member’s interest in the capital or profits of or Distributions by the Company), and (ii) no Person shall be issued any Interest and/or be admitted as a Member of the Company. In connection with considering whether to approve the admission of a New Member or the transfer of an Interest (or any portion thereof) or of a direct or indirect interest in a Member, the Voting Members may at the time consider changing the Requisite Vote required for approvals under Article X as a condition to granting such approval; provided that any such revision shall constitute an amendment to this Agreement and shall require the 100% Approval of the Voting Members.

11.2 Permitted Dispositions. Subject to the provisions of Sections 11.3, a Member may effect a Permitted Disposition without the consent of any other Member provided that the Member effecting such Permitted Disposition gives each of the other Members ten (10) Business Days prior written notice of such Permitted Disposition, provided further that (i) where such prior written notice is not feasible (e.g., where the Permitted Disposition results from a transfer by will or intestacy), such notice shall be given no later than ten (10) Business Days after such Permitted Disposition and (ii) no such notice shall be required where the Permitted Disposition is neither a direct transfer of an Interest nor results in a change in Control or in the majority ownership of the Member effecting such Permitted Disposition.

11.3 Conditions. No assignee or transferee of an Interest or of any interest in the capital or profits of or Distributions by the Company (whether such assignee or transferee has become an assignee or transferee by direct assignment or transfer, operation of law or other reason or cause) shall be admitted as a substituted Member of the Company unless, in the case of an assignee or transferee of an Interest, all of the following conditions are satisfied (it being agreed that an assignee or a transferee of a mere interest in the capital of or Distributions by the Company shall never be admitted as a substituted Member of the Company without 100% Approval of the Members):

(a) such transfer or assignment is a Permitted Disposition, or the written consent of the Voting Members to such transfer or assignment was obtained pursuant to Section 10.2, or such transfer or assignment is permitted pursuant to Section 11.4 or Section 11.5;

(b) the transferee shall have executed and delivered to the Members an agreement in which such transferee assumes and agrees to be bound by all of the terms and conditions of this Agreement, whether first accruing before or after the date of the transferee’s admission as a Member; provided, however, that, unless otherwise agreed to by the Members pursuant to Section 10.2 or otherwise expressly provided in this Agreement, the transferring Member shall remain liable for all obligations and liabilities of such Member or its Affiliates that arise out of any acts, omissions, events or circumstances that took place prior to the effective date of such Disposition; and

(c) all the conditions set forth in Section 11.6.

11.4 Inter-Member and Third Party Transfers.

(a) A Member, including any Non-Voting Member or Defaulting Member (each, an “Assigning Member”), may not effect an Inter-Member Transfer or a Third Party Transfer (other than a Permitted Disposition) unless (i) the Voting Members (and no Assigning Member shall be a Voting Member for this determination) approve such Inter-Member Transfer or Third Party Transfer pursuant to Section 10.1 or (ii) the Assigning Member has complied with the provisions of this Section 11.4. For avoidance of doubt, it is agreed that a

Member may not assign less than all of its Interest (or less than 100% of the direct or indirect interests in such Member) pursuant to this Section 11.4 without the approval of the Voting Members pursuant to Section 10.1 (excluding the vote of the Assigning Member pursuant to Section 8.2).

(b) The Assigning Member(s) shall give written notice (the “ROFO Notice”) to each of the other Members other than any Member that does not have a Percentage Interest, any Defaulting Member or a Non-Voting Member pursuant to Section 10.1(b)(iv) (such other Members to whom notice is given are, collectively, the “Offeree Members”) of:

(i) the Assigning Member’s desire to sell all of its Percentage Interest in the Company (or 100% of all direct or indirect equity interest in the Assigning Member) (the Percentage Interest of the Assigning Member or, if more than one, all of the Assigning Members, is collectively referred to as the “Offered Interest”); and if there is more than one Assigning Member, all of the aggregate Offered Interest of the Assigning Members must be acquired and sold together pursuant to such ROFO Notice,

(ii) the sales price for the Offered Interest (the “ROFO Price”), including the fair market value of any non-cash consideration and a description thereof,

(iii) the other material terms of the proposed transfer or assignment, including the extent, if any, to which the transferee shall assume any then-existing obligations or liability, whether contingent or then payable, of such Assigning Member (which, at the option of the Assigning Member, may be in the form of a draft purchase and sale agreement), and

(iv) in the case of a proposed Inter-Member Transfer only, the identity of the other Member (or the Person that would qualify as a Permitted Transferee or Controlled Affiliate of such other Member) that is the proposed transferee of the Offered Interest (each, a “Proposed Transferee”), including a description of the ownership, affiliation and Control between such Member and such Proposed Transferee together with a copy of a fully-executed purchase and sale agreement pursuant to which each Proposed Transferee identified in the ROFO Notice has agreed, in writing, to acquire the Offered Interest (or portion thereof) pursuant to the terms and conditions in the ROFO Notice, but subject to the terms and conditions in this Section 11.4 (the “Proposed Purchase Agreement”), it being agreed that delivery of a copy of the Proposed Purchase Agreement shall be a material requirement for each Assigning Member’s compliance with this clause (iv).

The ROFO Notice shall constitute an offer that is irrevocable, subject to the terms and conditions of this Section 11.4, to sell the Offered Interest to each of the Offeree Members in accordance with the terms and conditions set forth in this Section 11.4. Each Offeree Member shall have fifteen (15) Business Days (the “Initial Offer Period”) from the giving of the ROFO Notice to elect to purchase its pro rata share (based on the Percentage Interest of such Offeree Member as a percentage of the aggregate Percentage Interest of all Offeree Members) of the Offered Interest by giving written notice of such election (a “ROFO Election Notice”) to the Assigning Member(s) and all of the other Offeree Members. Any Offeree Member failing to give a ROFO Election Notice (electing to purchase its pro rata share of the Offered Interest) to the Assigning Member(s) and all of the other Offeree Members prior to the expiration of the Initial Offer Period shall be deemed to have elected not to purchase any of the Offered Interest.

(c) If all of the Offeree Members give a ROFO Election Notice (electing to purchase their respective pro rata shares of the Offered Interest) to the Assigning Member(s) and all of the other Offeree Members prior to the expiration of the Initial Offer Period, then (i) all of the Offeree Members shall be deemed to be Buying ROFO Members pursuant to Section 11.4(d) and shall make the ROFO Deposit required by Section 11.4(d) within five (5) Business Days after the expiration of the Initial Offer Period, and (ii) the Assigning Member(s) and the Offeree Members shall proceed in accordance with Section 11.4(e). If no Offeree Member gives a ROFO Election Notice (electing to purchase its pro rata share of the Offered Interest) to the Assigning Member(s) and all of the other Offeree Members prior to the expiration of the Initial Offer Period, the provisions of Section 11.4(i) shall apply.

(d) If one or more, but fewer than all, of the Offeree Members give a timely ROFO Election Notice, then at least one Executive appointed by each of the Offeree Members that gave a ROFO Election Notice electing to purchase its pro rata share of the Offered Interest (collectively, the “Electing Offeree Members”) shall meet (which may include telephonic participation pursuant to Section 10.16) at the offices of the Company, or such other location as agreed to by the Assigning Member(s) and the Electing Offeree Members, not later than seven (7) Business Days after the expiration of the Initial Offer Period (or such other date as agreed to by the Electing Offeree Members). Such meeting (the “ROFO Determination Meeting”) shall be conducted by a Qualifying Law Partner selected by the Assigning Member(s), notice of which selection shall be given to the Electing Offeree Members at least two (2) Business Days prior to such meeting. At the ROFO Determination Meeting, each of the Executives representing the Electing Offeree Members shall make one of the following elections by giving written notice thereof at such meeting (which in the case of any Executive participating by telephone may be made by email or fax) to the Executives appointed by the other Electing Offeree Members present at such meeting: (i) revoke its ROFO Election Notice or (ii) increase the portion of the Offered Interest that such Electing Offeree Member is offering to purchase so as to equal such Electing Offeree Member’s pro rata share based on the Percentage Interest of such Electing Offeree Member as a percentage of the aggregate Percentage Interest of all Electing Offeree Members (or such other share as may be agreed to unanimously by the Executives representing the Electing Offeree Members). Any Electing Offeree Member that fails to make such written election at the ROFO Determination Meeting shall be deemed to have revoked its ROFO Election Notice. If any Electing Offeree Members revokes (or is deemed to have revoked) its ROFO Election Notice at the ROFO Determination Meeting, then the process described in this Section 11.4(d) shall repeat at such meeting until either (x) all Electing Offeree Members have revoked (or are deemed to have revoked) their ROFO Election Notices or (y) there are one or more remaining Electing Offeree Members who have elected, collectively, to purchase the entire Offered Interest from the Assigning Member(s) (such Electing Offeree Member(s), the “Buying ROFO Members”). At the close of the ROFO Determination Meeting the Qualifying Law Partner shall announce the results of such meeting and confirm such results in writing (which may be by email or fax) to all the Assigning Member(s) and all the Offeree Members by no later 5:00 PM (local time in California) on the first Business Day following the meeting. Such announced results shall include whether there are any Buying ROFO Members and if so their identities and the respective share of the Offered Interest to be purchased by each. On the fifth (5th) Business Day after the ROFO Determination Meeting, each Buying ROFO Member shall deposit ten percent (10%) of its share (based on such Buying ROFO Member’s Percentage Interest as a percentage of the aggregate Percentage Interest of all Buying ROFO Members) of the ROFO Price (the “ROFO Deposit”) with a national title insurance company selected by Assigning Member(s) (or another escrow agent agreed to in writing by the Assigning Member(s) and all the Buying ROFO Members) pursuant to an escrow agreement reasonably satisfactory to the escrow agent, the Assigning Member(s) and the Buying ROFO Members. The fees and disbursements of the Qualifying Law Partner incurred in connection with preparing for, conducting and confirming the results of the ROFO Determination Meeting shall be a Company expense.

(e) Subject to Sections 11.4(f), (g), (h) and (j), if there is one or more Buying ROFO Member pursuant to Section 11.4(c), Section 11.4(d) or Section 11.4(h) that has agreed to buy the entire Offered Interest, the Assigning Member(s) and all such Buying ROFO Members shall proceed to close on all purchases and sales pursuant to this Section 11.4 at the principal office of the Company (or at such other location as all the Assigning Member(s) and the Buying ROFO Members agree to in writing) on or before the 45th day after either (i) the day on which the Initial Offer Period expired (if all of the Offeree Members give a ROFO Election Notice as described in Section 11.4(c)) or (ii) the day on which the ROFO Determination Meeting occurred (or on the next Business Day thereafter if such 45th day is not a Business Day), as applicable, or on such other date as the Assigning Member(s) and all of the Buying ROFO Members may agree to in writing. The Assigning Member(s) shall transfer to each Buying ROFO Member the Offered Interest (or applicable portion thereof) free and clear of all liens, encumbrances and adverse claims. At the closing, (I) each Assigning Member shall execute and deliver (or cause to be executed and delivered) to each Buying ROFO Member an assignment of the Offered Interest in the Standard Assignment Form and any other instruments that the Buying ROFO Member may reasonably require (with such other instruments to be in a form reasonably satisfactory to each of the Buying ROFO Members and such Assigning Member) to give each Buying ROFO Member good and clear title, free and clear of all liens, claims and other encumbrances, to the Offered Interest (or applicable portion thereof), and each Buying ROFO Member shall execute and deliver such assignment and, to the extent appropriate, such other instruments, (II) each Assigning Member(s) shall pay any transfer or similar taxes arising out of or in connection with the sale and transfer of such Offered Interest (or applicable portion thereof) to each Buying ROFO Member; (III) each Buying ROFO Member shall pay its share (as determined as set forth in the next sentence) of the ROFO Price (net of the amount of the ROFO Deposit funded by such Buying ROFO Member) by delivery of immediately available funds to the Assigning Member(s) in the amount of such price (and each Buying ROFO Member shall direct the escrow agent holding the portion of the ROFO Deposit funded by such Buying ROFO Member to pay the same to the Assigning Member), and (IV) all amounts then payable by any Assigning Member to the Company or to any other Member shall be repaid in full to the extent of the net cash proceeds received by such Assigning Member after payment of the expenses set forth in this Section 11.4(e). If there is more than one Buying ROFO Member, each Buying ROFO Member shall purchase its pro rata share (based on such Buying ROFO Member’s Percentage Interest as a percentage of the aggregate Percentage Interest of all Buying ROFO Members) of the Offered Interest (or such other share as all the Buying ROFO Members shall agree to unanimously in writing, provided that the total amount being paid for the entire Offered Interest is equal to the ROFO Price). If there is more than one Assigning Member, the Assigning Members shall allocate the ROFO Price between or among them as determined by the Assigning Members, which shall be disclosed in the ROFO Notice, and all actions required by the Assigning Member(s) pursuant to this Section 11.4 shall be agreed upon by all of the Assigning Members so that they act in a single, unified manner. The Buying ROFO Members shall pay the ROFO Price only in immediately available funds, notwithstanding any non-cash consideration described in the Assigning Member’s ROFO Notice.

(f) If any Assigning Member fails to fulfill its obligation to sell the Offered Interest under this Section 11.4 and such failure continues for ten (10) days after written notice to such Assigning Member, then each Buying ROFO Member shall be entitled to obtain specific performance of the defaulting Assigning Member’s obligation to sell the Offered Interest (or applicable portion thereof), in which case the purchase price for the Offered Interest (or applicable portion thereof) shall be reduced so as to be eighty-five percent (85%) of the price that would have otherwise applied under this Section 11.4 if the defaulting Assigning Member had not defaulted and shall otherwise be on the same terms and conditions that apply to a purchase under this Section 11.4. The Members acknowledge that such discount from one hundred percent (100%) to eighty-five (85%) in any of the circumstances described in this Section represents a fair and agreed to measurement of liquidated damages and is not a penalty.

(g) If all of the Buying ROFO Members fail to fulfill their obligation to buy the Offered Interest under this Section 11.4 and such failure continues for ten (10) days after written notice to all of the Buying ROFO Members, then the Assigning Member(s) shall have the right to cancel the sale to the Buying ROFO Members, in which case (i) the Assigning Member(s) shall receive the ROFO Deposits paid by the defaulting Buying ROFO Members as liquidated damages (and, if there is more than one Assigning Member, the ROFO Deposits shall be allocated between or among them in accordance with their relative allocations of the ROFO Price); and (ii) the Assigning Member(s) shall have the right to sell the Offered Interest to the Proposed Transferee(s) pursuant to Section 11.4(i).

(h) If there is more than one Buying ROFO Member and one or more but less than all of the Buying ROFO Members fail to fulfill its or their obligation to buy the Offered Interest (or applicable portion thereof) under this Section 11.4 (such Offered Interest or portion thereof as to which a Buying ROFO Member has defaulted, the “Defaulted ROFO Interest”) and such failure continues for ten (10) days after written notice to all of the Buying ROFO Members, including each defaulting Buying ROFO Member, then:

(i) Within five (5) Business Days after the expiration of such 10-day period, at least one Executive appointed by each of the non-defaulting Buying ROFO Members shall meet (which may include telephonic participation pursuant to Section 10.16) with at least one Executive appointed by the Assigning Member at the offices of the Company, or such other location as agreed to by such participants to determine whether, in addition to the pro rata share of the Offered Interest that each such Buying ROFO Member previously agreed to purchase pursuant to Section 11.4(c) or Section 11.4(d), any one or more of the Buying ROFO Members (each, an “Electing Buying ROFO Member”) will elect to acquire the Defaulted ROFO Interest at the same price that would have otherwise applied to such Defaulted ROFO Interest under this Section 11.4 if the defaulting Buying ROFO Member(s) had not defaulted. If there is more than one Electing Buying ROFO Member, each will purchase its pro rata share of the Defaulted ROFO Interest based on the Percentage Interest of each Electing Buying ROFO Member as a percentage of the aggregate Percentage Interest of all Electing Buying ROFO Members (or as otherwise unanimously agreed upon by the Electing Buying ROFO Members). Such meeting (the “Default ROFO Determination Meeting”) shall be conducted by the Qualifying Law Partner that conducted the ROFO Determination

Meeting (unless either (i) there was no ROFO Determination Meeting because the purchase of the Defaulted ROFO Interest was proposed to be by all of the Offeree Members under Section 11.4(c), in which case, the Default ROFO Determination Meeting shall be conducted by a Qualifying Law Partner selected by the Assigning Member(s), notice of which selection shall be given to the non-defaulting Buying ROFO Members at least two (2) Business Days prior to such meeting or (ii) the Assigning Member(s) has (or have) selected a different Qualifying Law Partner and notified the non-defaulting Buying ROFO Members thereof at least one (1) Business Day prior to such meeting). At such meeting, each non-defaulting Buying ROFO Member shall have the right to become an Electing Buying ROFO Member by electing by written notice (which in the case of any Executive participating by telephone may be made by email or fax) to the Assigning Member(s) and the other non-defaulting Buying ROFO Members to acquire its pro rata portion (or such other share as may be agreed upon unanimously by all the Electing Buying ROFO Members) of the Defaulted ROFO Interest; provided, however, that such election shall not affect such Electing Buying ROFO Member’s obligation to purchase the Offered Interest (or applicable portion thereof) that such Electing Buying ROFO Member had previously agreed to buy pursuant to Section 11.4(c) or Section 11.4(d). At the close of the ROFO Determination Meeting, the Qualifying Law Partner shall announce the results of such meeting and confirm such results in writing (which may be by email or fax) to the Assigning Member(s) and all of the Offeree Members by no later 5:00 PM (local time in California) on the first Business Day following the meeting. The fees and disbursements of the Qualifying Law Partner incurred in connection with preparing for, conducting and confirming the results of the Default ROFO Determination Meeting shall be borne solely by the defaulting Buying ROFO Member, provided that if the defaulting Buying ROFO Member does not pay such fees and disbursements when due, the Company shall pay the same and the defaulting Member shall reimburse the Company for the full amount thereof paid by the Company within ten days after written demand by the Company (and if the defaulting Member fails to so reimburse the Company, the Company may, without limitation of any other rights and remedies that the Company or any Member may have as a result of such failure), reimburse itself for all such fees and disbursements, together with interest thereon at the lower of (i) 25% per annum, compounded monthly, and (ii) the highest interest rate permitted by applicable law, from the date such amounts were paid by the Company until so reimbursed, out of Distributions and all other amounts that are otherwise payable by the Company to the Defaulting Member.

(ii) If the Default ROFO Determination Meeting results in there being non-defaulting Buying ROFO Members, including the Electing Buying ROFO Members, who collectively agree to acquire the entire Offered Interest (including the Defaulted ROFO Interest), the closing on the purchase and sale of the Offered Interest shall take place on the fifth (5th) Business Day following the Default ROFO Determination Meeting. The closing shall be in accordance with Section 11.4(e), provided that (A) the portion of the Offered Interest to be acquired by each of the Buying ROFO Members, including the Electing Buying ROFO Members, but excluding each defaulting Buying ROFO Member, and the related portion of the purchase price, shall be determined pursuant to Section 11.4(h)(i), and (B) the Electing Buying ROFO Members shall receive the ROFO Deposit of each of the defaulting Buying ROFO Members as liquidated damages; and if there is more than one Electing Buying ROFO Member, such ROFO Deposit of the defaulting Buying ROFO Members shall be apportioned among them in the same proportion as each of the Electing Buying ROFO Members pay for the purchase price of the Defaulted ROFO Interest. In the event of a default by any of the Buying ROFO Members or any Assigning Member at such closing, the provision of Sections 11.4(f), 11.4(g) and this Section 11.4(h) shall again apply.

(iii) If the Default ROFO Determination Meeting does not result in there being one or more non-defaulting Buying ROFO Members, including the Electing Buying ROFO Members, who collectively agree to acquire the entire Offered Interest (including the Defaulted ROFO Interest), or if the non-defaulting Buying ROFO Members notify the Assigning Member(s) that there are no Electing Buying ROFO Members, then, with no further action required, the sale to Buying ROFO Members shall be deemed to be cancelled, in which case (1) the ROFO Deposits paid by the non-defaulting Buying ROFO Members shall be returned to them; (2) the Assigning Members(s) shall receive the ROFO Deposit paid by each defaulting Buying ROFO Member as liquidated damages; and (3) the Assigning Members(s) shall:

(A) in the case of a ROFO Notice given pursuant to clause (iv) of Section 11.4(b), sell the Offered Interest pursuant to Section 11.4(i) to such Member, Controlled Affiliate of a Member or Person that qualifies as a Permitted Transferee of a Member, or

(B) in the case of ROFO Notice given in connection with a proposed Third Party Transfer, have the right to sell the Offered Interest to a Third Party that is not a Prohibited Transferee pursuant to Section 11.4(j).

(i) If the ROFO Notice given by the Assigning Member was given pursuant to Section 11.4(b)(iv) and (i) no Offeree Member gives a ROFO Election Notice (electing to purchase its pro rata share of the Offered Interest) to the Assigning Member(s) and all of the other Offeree Members prior to the expiration of the Initial Offer Period, or (ii) pursuant to the terms of this Section 11.4, there are no Buying ROFO Members, or (iii) there is one or more Buying ROFO Member but pursuant to Section 11.4(g) or (h) there is no closing of the sale of the Offered Interest due to a default on the part of one or more of the Buying ROFO Members, then, in any such case, the Assigning Member(s) may sell the Offered Interest to the Proposed Transferee at any time within ninety (90) days after the latest of (A) the expiration of the Initial Offer Period without any Offeree Members having timely provided a ROFO Election Notice (electing to purchase their pro rata share of the Offered Interest) as provided in Section 11.4(b), (B) the date of the ROFO Determination Meeting, if any, (C) the date of the last Default ROFO Determination Meeting, if any, and (D) the date on which it is determined that each Assigning Member has the right to sell the Offered Interest pursuant to this Section 11.4(i); provided, however, that such sale shall be at 100% or more of the ROFO Price and otherwise in all material respects on the terms and subject to the conditions not more favorable to the buyer than as set forth in the Proposed Purchase Agreement. Each of the other Members (other than any defaulting Buying ROFO Members and any Defaulting Members) shall have the right to request and receive supporting documentation from the Assigning Member(s) and any purchasers of the Offered Interest or any portion thereof evidencing compliance with the terms and conditions of this Section 11.4(i). If the Assigning Member(s) has (or have) not sold the Offered Interest in compliance with this Section 11.4(i) prior to the expiration of such 90-day period, the Assigning Member(s) shall not have the right to sell the Offered Interest pursuant to this Section 11.4 without again complying de novo with the provisions of this Section 11.4.

(j) If the ROFO Notice given by the Assigning Member(s) was given in connection with a proposed Third Party Transfer and (i) no Offeree Member gives a ROFO Election Notice (electing to purchase its pro rata share of the Offered Interest) to the Assigning Member(s) and all of the other Offeree Members prior to the expiration of the Initial Offer Period, or (ii) pursuant to the terms of this Section 11.4, there are no Buying ROFO Members, or (iii) there are one or more Buying ROFO Members but pursuant to Section 11.4(g) or (h) there is no closing of the sale of the Offered Interest due to a default on the part of one or more of the Buying ROFO Members, then, in any such case, the Assigning Member(s) may sell the Offered Interest to any Third Party that is not a Prohibited Transferee, at any time within six (6) months after the latest of (A) the expiration of the Initial Offer Period without any Offeree Members having timely provided a ROFO Election Notice (electing to purchase their pro rata share of the Offered Interest) as provided in Section 11.4(b), (B) the date of the ROFO Determination Meeting, if any, (C) the date of the last Default ROFO Determination Meeting, if any, and (D) the date on which it is determined that Assigning Member has the right to sell the Offered Interest pursuant to this Section 11.4(j); provided, however, that such sale shall be at 100% or more of the ROFO Price and otherwise in all material respects on the terms not more favorable to the buyer than those set forth in the ROFO Notice. Each of the other Members (other than any defaulting Buying ROFO Members and any Defaulting Members) shall have the right to request and receive supporting documentation from the Assigning Member(s) and any purchasers of the Offered Interest or any portion thereof evidencing compliance with the terms and conditions of this Section 11.4(j). If the Assigning Member has not sold the Offered Interest in compliance with this Section 11.4(j) prior to the expiration of such six month period, the Assigning Member shall not have the right to sell the Offered Interest pursuant to this Section 11.4 without again complying de novo with the provisions of this Section 11.4.

(k) If (i) a Person that is not a Member (including a Third Party and a Person that qualifies as a Permitted Transferee, or is a Controlled Affiliate, of a Member other than the Assigning Member) acquires an Interest from the Assigning Member(s) pursuant to clause (i) of Section 11.4(a) or the terms of Section 11.4(i) or 11.4(j), respectively, and such transfer and transferee meets all of the conditions in Section 11.3, then such transferee shall become a new Member (a “New Member”) with the same number of Votes as it received from the Assigning Member as a result of such acquisition; provided that the Assigning Member was a Voting Member at the time of the transfer of Interest.

(l) Reserved.

(m) Notwithstanding anything to the contrary contained in this Agreement, a Voting Member that becomes a defaulting Buying ROFO Member or a defaulting Assigning Member under this Section 11.4 (which default continues after the expiration of any applicable notice and grace periods set forth in this Section 11.4) shall (A) permanently become a Defaulting Member and cease to be a Voting Member, and (B) not have any right to thereafter give a ROFO Election Notice or to give an Election Notice under Section 11.5.

(n) Notwithstanding anything to the contrary contained on this Section 11.4, in the event of a transfer of Interest pursuant to this Section 11.4, the provisions of Section 10.1(b) shall apply with respect to the Members’ rights to Vote.

(o) Notwithstanding anything to the contrary contained on this Section 11.4:

(i) no Member may give a ROFO Notice if:

(A) a ROFO Notice was previously given unless either (1) it has been determined that there will be no sale of the Offered Interest that was the subject of the previous Offer Notice pursuant to this Section 11.4 or (2) a sale of the Offered Interest that was the subject of the previous Offer Notice has closed pursuant thereto; or

(B) an Election Notice was previously given pursuant to Section 11.5 unless the closing pursuant to such Election Notice has occurred or such transaction has been terminated prior to the closing thereof pursuant to Section 11.5.

11.5 Buy-Out.

(a) At any time and from time to time, the Voting Members, by Majority Approval (collectively, the “Buying Members”), shall have the right to implement the buy-out procedures set forth in this Section 11.5 to buy the Percentage Interest of a Defaulting Member by giving written notice thereof (the “Election Notice”) to such Defaulting Member (the “Selling Member”). Such Election Notice shall state that the Buying Members shall buy the Percentage Interest of the Selling Member for a purchase price equal to the Individual Member Price of the Selling Member as determined pursuant to a Buy-Out Baseball Arbitration and as set forth in this Section 11.5. Notwithstanding anything to the contrary contained in this Section 11.5(a), an Election Notice may not be given if an Election Notice shall have previously been given (unless the closing pursuant to such Election Notice has occurred or such transaction has been terminated prior to the closing thereof pursuant to this Section 11.5).

(b) Each Buying Member, within five (5) Business Days after the final determination of the Individual Member Prices (the “Final Determination”), shall deposit ten percent (10%) of its pro rata share (based on such Buying Member’s Percentage Interest as a percentage of the aggregate Percentage Interest of all Buying Members) of the Individual Member Price of the Selling Member (or based on such other method of allocating such Individual Member Prices as agreed upon unanimously by all of the Buying Members) to be paid to the Selling Member (the “Buy-Out Deposit”) with a national title insurance company, or other escrow agent acceptable to the parties, pursuant to an escrow agreement reasonably satisfactory to it, the Buying Members and the Selling Member.

(c) The closing of any purchase and sale pursuant to this Section 11.5 shall be held at the principal office of the Company on or before the 30th day after the Final Determination (or on the next Business Day thereafter if such 30th day is not a Business Day) or on such other date and/or place as may be agreed to in writing by the Buying Members and the Selling Member. At the closing, (i) the Selling Member shall execute and deliver to each Buying Member an assignment of the Percentage Interest of such Selling Member (or applicable portion thereof) in the Standard Assignment Form and any other instruments that the Buying Member may reasonably require (with such other instruments to be in a form reasonably satisfactory to each of the Buying Members and the Selling Member) to give each Buying Member good and clear title to such Selling Member’s Percentage Interest (or applicable portion thereof), and each Buying Member shall execute and deliver such assignment and, to the extent appropriate, such other instruments, (ii) the Selling Member shall pay any transfer or similar taxes arising out of or in connection with the sale and transfer of its Percentage Interest (or applicable portion thereof) to each Buying Member; (iii) the Buying Member shall pay the purchase price (or, if there is more than one Buying Member, each Buying Member shall pay its pro rata share of the purchase price) determined as provided in Section 11.5(a), after application of the Buy-Out Deposit paid by such Buying Member, by delivery of immediately available funds, such that the Selling Member receives an amount (including its share of the Buy-Out Deposit) equal to its Individual Member Price as determined by the Buy-Out Baseball Arbitration, and (iv) all amounts then payable by the Selling Member to the Company or to any other Member that is owed by the Selling Member pursuant to this Agreement shall be paid out of (and to the extent of) the Individual Member Price payable to such Selling Member. Each Buying Member shall purchase its pro rata share (based on such Buying Member’s Percentage Interest as a percentage of the aggregate Percentage Interest of all Buying Members) of the Percentage Interest of the Selling Member (or in such other proportion as all the Buying Members shall agree to unanimously in writing, provided that the total amount being paid for the Selling Member’s Percentage Interest does not change). Notwithstanding anything to the contrary contained in this Section 11.5, the Buying Members may offset against amounts due to the Selling Member any amounts due from the Selling Member to the Company or to any Buying Members or their Affiliated Guarantors pursuant to this Agreement or any Reimbursement Agreement.

(d) If the Selling Member fails to fulfill its obligation to sell its Percentage Interest under this Section 11.5 and such failure continues for ten (10) days after written notice to such Selling Member, then the provisions of Section 11.5(h) shall apply and, in addition, the Buying Member(s) shall be entitled to obtain specific performance of the defaulting Selling Member’s obligation to sell its Percentage Interest (or applicable portion thereof), in which case the purchase price for the Percentage Interest of the defaulting Selling Member (or applicable portion thereof) shall be reduced so as to be eighty-five percent (85%) of the Individual Member Price that would have otherwise applied under Section 11.5(a) if the defaulting Selling Member had not defaulted and shall otherwise be on the same terms and conditions that apply to a purchase under this Section 11.5. The Members agree that such discount from 100% to 85% represents a fair and agreed to measurement of liquidated damages and is not a penalty.

(e) If all of the Buying Members fail to fulfill their obligation to buy the Percentage Interests of the Selling Member under this Section 11.5 and such failure continues for ten (10) days after written notice to the defaulting Buying Member, then the provisions of Section 11.5(h) shall apply and, without any further action by any party, such purchase and sale shall be deemed to have been cancelled, in which case the Selling Member shall receive the Buy-Out Deposit paid by the defaulting Buying Member as liquidated damages.

(f) If one or more but less than all of the Buying Members fail to fulfill its or their obligation to buy the applicable portion of the Percentage Interest of the Selling Member under this Section 11.5 (such portion of the Interest, the “Defaulted Buy-Out Interest”) and such failure continues for ten (10) days after written notice to all of the Buying Members, including each defaulting Buying Member, then each defaulting Buying Member shall be subject to the provisions of Section 11.5(h) and, in addition:

(i) Within five (5) Business Days after the expiration of such 10-day period, at least one Executive appointed by each of the non-defaulting Buying Members shall meet (which may include telephonic participation pursuant to Section 10.16) with at least one Executive appointed by the Selling Member at the offices of the Company, or such other location as agreed to by such participants to determine whether, in addition to the pro rata share of the Selling Member’s Percentage Interest that each such Buying Member is obligated to buy pursuant to this Section 11.5, any one or more of the Buying Members (each, an “Electing Buying B/S Member”) will elect to acquire the Defaulted Buy-Out Interest at the same price that would have otherwise applied to such Defaulted Buy-Out Interest under this Section 11.5 if the defaulting Buying Member(s) had not defaulted. If there is more than one Electing Buying B/S Member, each will purchase its pro rata share of the Defaulted Buy-Out Interest based on the Percentage Interest of each Electing Buying B/S Member as a percentage of the aggregate Percentage Interest of all Electing Buying B/S Members (or as otherwise unanimously agreed upon by the Electing Buying B/S Members). Such meeting (the “Internal B/S Determination Meeting”) shall be conducted by a Qualifying Law Partner selected by the Selling Member, notice of which selection shall be given to all the

Buying Members at least one (1) Business Day prior to such meeting. At such meeting, each non-defaulting Buying Member shall have the right to become an Electing Buying B/S Member by electing by written notice (which in the case of any Executive participating by telephone may be made by email or fax) to the Selling Member and the other non-defaulting Buying Members to acquire its pro rata portion of the Defaulted Buy-Out Interest; provided, however, that such election shall not affect such Electing Buying B/S Member’s obligation to purchase the Interest (or applicable portion thereof) of the Selling Member that such Electing Buying B/S Member was already obligated to buy pursuant to this Section 11.5. At the close of the Internal B/S Determination Meeting the Qualifying Law Partner shall announce the results of such meeting and confirm such results in writing (which may be by email or fax) to all the Members by no later 5:00 PM (local time in California) on the first Business Day following the meeting. The fees and disbursements of the Qualifying Law Partner incurred in connection with preparing for, conducting and confirming the results of the Internal B/S Determination Meeting shall be a Company expense.

(ii) If the Internal B/S Determination Meeting results in there being one or more non-defaulting Buying Members, including the Electing Buying B/S Members, who collectively agree to acquire the entire Percentage Interest (including the Defaulted Buy-Out Interest) of the Selling Member, the closing on the purchase and sale of such Percentage Interest shall take place on the fifth (5th) Business Day following the Internal B/S Determination Meeting. The closing shall be in accordance with Section 11.5(c); provided that (A) the portion of the Percentage Interest of the Selling Member to be acquired by each of the Buying Members, including the Electing Buying B/S Members, but excluding each defaulting Electing Buying B/S Member, and the related portion of the purchase price, shall be determined pursuant to Section 11.5(f)(i) and (b) the Electing Buying B/S Members may elect to receive the Buy-Out Deposit of each of the defaulting Buying Members as liquidated damages (and if there is more than one Electing Buying B/S Member, such Buy-Out Deposit of the defaulting Buying Members shall be apportioned among the Electing Buying B/S Members in the same proportion as each of the Electing Buying B/S Members pay for the purchase price of the Defaulted Buy-Out Interest). In the event of a default by any of the Buying Members or the Selling Member at such closing, the provision of Sections 11.5(d), 11.5(e) and this Section 11.5(f) shall again apply.

(iii) If the Internal B/S Determination Meeting does not result in there being at least one non-defaulting Buying Member (including any Electing Buying B/S Members) who collectively agree to acquire the entire Percentage Interest (including the Defaulted Buy-Out Interest) of the Selling Member, or if the non-defaulting Buying Members notify the Selling Member that there are no Electing Buying B/S Members, then, with no further action by any party, the sale to the Buying Members shall be deemed to have been cancelled. Upon such cancellation, the Selling Member shall have the right to elect (A) to receive the Buy-Out Deposits paid by the defaulting Buying Members as liquidated damages, or (B) to pursue all rights and remedies that may be available to the Selling Member at law, in equity or otherwise against such defaulting Buying Members, including any claims for losses, damages and expenses (including attorneys’ fees) resulting from the failure of such defaulting Buying Members to close under this Section 11.5 as and when required.

(g) Reserved.

(h) Notwithstanding anything to the contrary contained in this Agreement, a Voting Member that becomes a defaulting Buying Member or a defaulting Selling Member under this Section 11.5 (which default continues after the expiration of any applicable notice and grace periods set forth in this Section 11.5) shall (A) permanently become a Defaulting Member and cease to be a Voting Member and (B) not have any right to thereafter give a ROFO Election Notice under Section 11.4.

(i) Distributions of Available Cash and the making of Additional Capital Contributions may be made in accordance with the provisions of this Agreement during the period from the issuance of an Election Notice to the closing of a purchase and sale pursuant to such notice, provided that if during such period any Distributions (excluding Distributions pursuant to Section 9.7(a)(i)) and/or Additional Capital Contributions are made or there is any change in any Member’s Percentage Interest or if on the date of any closing pursuant to an Election Notice there is any undistributed Available Cash, then, on the written request of any Member provided before the later of (x) ten (10) days prior to the closing date or (y) five (5) Business Days after the requesting Member obtains actual notice of the matter in question, the Accountants shall re-determine the Individual Member Prices as follows:

(i) if any Distributions (excluding Distributions pursuant to Section 9.7(a)(i)) are made during such period, then the Selling Member’s Individual Member Price shall be reduced by one dollar for each dollar of such Distributions received by such Selling Member during such period;

(ii) if on the closing date there is any Available Cash that has not been distributed pursuant to Section 9.7 (or, if applicable, Section 9.8), such Available Cash shall not be distributed to the Selling Member and there shall be no increase or decrease in any Selling Member’s Individual Member Price by reason thereof; and

(iii) if any Additional Capital Contributions are made during such period or if there is any change in any Member’s Percentage Interest during such period, the Individual Member Prices shall be re-calculated taking the same into account.

Any redetermination by the Accountants pursuant to this Section 11.5(i) shall be completed on or immediately prior to the scheduled closing date of the purchase and sale of the Percentage Interests under this Section 11.5. If the Accountants cannot complete such redetermination prior to the scheduled closing date, such closing date shall be postponed until the Accountants have completed the calculation, which shall be binding on the Members absent manifest error and provided the Accountants have not exceeded their authority under this Section 11.5. In such event, such re-determined Individual Member Prices as computed by the Accountants shall be used to determine the Individual Member Price(s) of the Selling Member(s).

(j) Notwithstanding anything to the contrary contained in this Section 11.5, the Votes of the Members after a purchase and sale of a Percentage Interest pursuant to this Section 11.5 shall be governed by Section 10.1(b).

(k) The terms and provisions of this Section 11.5 shall be self-operative without the need to enter into any further agreements with respect to the matters set forth herein, except as otherwise provided in this Section 11.5.

11.6 Additional Conditions. Notwithstanding anything to the contrary contained in this Agreement, each of the Members agrees that it shall not, unless approved in writing by all Members, directly or indirectly Dispose of its Interest, or any portion thereof or direct or indirect interest therein (and any attempted Disposition shall be ineffective and void ab initio), if such Disposition would (i) create a default under the terms of any indebtedness or other contractual obligation of the Company or any Subsidiary then outstanding to any third party, (ii) cause a technical or other termination of the Company for federal income tax purposes that results, directly or indirectly, in a materially adverse tax effect on any other Member.

11.7 General Provisions Regarding Assignments.

(a) A transferee who has been admitted as a substituted Member in accordance with this Article XI or a New Member that has been issued an Interest by the Company and is admitted as a Member in accordance with Section 10.1(c) shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement, and shall be subject to all of the provisions of this Agreement.

(b) Upon admission of a substituted Member or New Member, the Company shall amend and/or restate this Agreement in order to document such admission (including, without limitation, by amending Exhibit A to reflect the name, address, Percentage Interest and Legacy Interest of such Member). No Person shall be admitted as a substituted Member or a New Member unless such Person shall have executed and delivered to the Members this Agreement, as so amended and/or restated, or an agreement as described in Section 11.3(b). In such event, the Company shall not be dissolved or wound up, but instead shall continue as before with, however, the substitution of such New Member or addition of such New Member. Except as expressly provided in this Agreement, no such Disposition of an Interest by a Member shall relieve the transferor Member from any of its obligations under this Agreement arising from any acts, omissions, facts or circumstances occurring prior to such Disposition (it being understood that, except as otherwise expressly provided herein, the transferor Member shall be relieved of such obligations to the extent that the same arise from acts, omissions, facts or circumstances first occurring after such Disposition and the same are assumed in writing by the transferee, but the transferor Member and its Affiliated Guarantor of the transferor Member shall remain liable to the extent set forth in Section 11.5(g)).

(c) A transferee Member or a New Member shall be admitted pursuant to the terms of this Agreement as of the first day of the month following the month in which such Member has acquired the Interest and been so admitted as a Member and, for purposes of allocating Profit, Loss and Distributions, such Member shall be treated as having become a substituted or New Member (as the case may be) with respect to the Interest acquired on such date, unless, with respect to a transferee Member, the transferor and transferee agree to another method of allocation that is approved by the Members pursuant to Section 10.1.

(d) The Members shall cause the Certificate to be amended if and to the extent necessary and required by the Act to add a substituted or New Member.

11.8 Effect of Noncompliance. Any direct or indirect Disposition of an Interest or portion thereof or direct or indirect interest therein in contravention of any of the provisions of this Article XI shall be of no force or effect and shall be void ab initio, and accordingly shall not bind or be recognized by the Company.

ARTICLE XII

LIABILITY AND INDEMNIFICATION

12.1 Liability of Executives and Members.

(a) No Member, Executive or Affiliate of either an Executive or a Member, and no trustee or designee, officer, director, partner, employee, agent, successor or assign of an Executive, a Member or an Affiliate of an Executive or a Member (all of the foregoing collectively, “Member Related Parties”), shall be liable to the Company or another Member for any loss or damage incurred by reason of any act performed or omitted by such Member Related Party in connection with the activities of the Company or in dealing with third parties on behalf of the Company provided such act or omission was (i) taken in good faith, (ii) reasonably believed to be in the best interests of the Company, (iii) within the scope of authority granted to the Person in question, and (iv) was not attributable to the fraud, bad faith, willful misconduct or gross negligence on the part of the Member Related Party. No Executive or Member shall owe any duty whatsoever (fiduciary or otherwise) to any assignee or transferee of a Member or a Member’s Interest (whether such assignee or transferee has become an assignee or transferee of such Member or such Member’s Interest by direct or indirect assignment or transfer, operation of law or other reason or cause), and no such assignee or transferee shall have any right or standing to bring any action (derivative or otherwise) against the Executives, the Members or the Company relating to the Executives’ or the Members’ conduct concerning the Company or this Agreement, unless, in each such case, such assignee or transferee has become a substituted Member of the Company in the manner provided in this Agreement and then only in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Member have any liability to the Company or to any other Member for any act or omission concerning the Company, its Subsidiaries or any of their respective assets that occurred prior to December 29, 2010.

(b) Notwithstanding anything to the contrary in this Agreement, each Executive will be entitled to act with regard to the business and affairs of the Company in the manner it believes in its sole discretion is in the best interests of its appointing Member, and each Member will be entitled to cause its appointed Executives (who will be acting as the Member’s agents) to vote for or against any matter submitted to a vote or for consent pursuant to this Agreement in the Member’s sole discretion as it deems to be in its best interests. No Executive or Member, nor any Affiliate, stockholder, partner, member, officer, director, employee or agent of any Member will be liable to the Company or any other Member or any Affiliate of any other Member for any conduct permitted by the first sentence of this paragraph. Without limiting the foregoing, each Executive is entitled to exercise his or her voting rights on the Executive Committee in the interests of, and as agent for, the Member which appointed that Executive, even if that is not in the interests of the other Members, or the Company or any of the Subsidiaries as a whole, and no Executive will be liable to the Company or any of the Subsidiaries, or to any other Member or any Affiliate of any Member, for doing so.

12.2 Indemnification of Executives and Members. To the fullest extent permitted under the Act, the Company, its receiver or its trustee shall indemnify, defend and hold harmless each Executive and Member (and any Affiliate of an Executive or a Member) and the trustees, designees, managers, officers, directors, members, former member, partners, employees, agents, successors and assigns of an Executive, a Member or an Affiliate of an Executive or a Member or former member (each an “Indemnified Party”) from and against any and all claims, demands, liabilities, costs, damages, expenses, and causes of action of any nature whatsoever suffered or incurred by an Indemnified Party and arising out of or attributable to any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, (including costs and expenses of attorneys’ and paralegals’ fees before and at trial and at all appellate levels, whether or not suit is instituted (which attorneys’ costs and fees shall be paid as incurred)), and the settlement of any and all claims, demands, liabilities, costs, damages, expenses, and causes of action of any nature; provided that such act or omission was (i) taken in good faith, (ii) reasonably believed to be in the best interests of the Company, (iii) within the scope of authority granted to the Person in question, and (iv) was not attributable to fraud, bad faith, willful misconduct or gross negligence on the part such Indemnified Party or its Affiliate. To the extent permitted by law, each Member hereby waives any fiduciary or similar duty that the other Members may owe to it under applicable law. For purposes of this Section 12.2 only, the term “Member” shall be deemed to include any Person who was at any time a member in the Company, including members in the Company prior to December 29, 2010. All Indemnified Parties are intended third party beneficiaries, and accordingly may enforce the provisions of, this Section 12.2.

12.3 Indemnification of Company and Members by a Member. Each Member shall indemnify, defend and hold harmless the Company and the other Members from and against any and all claims, demands, liabilities, costs, damages, expenses, and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of such Member in its capacity as such (including acts performed by or on behalf of a Member in its capacity as the Administrative Member) or its designated Executive, acting in its capacity as such, on or after December 29, 2010 which is not performed in good faith or is not reasonably believed by such Member or its designated Executive to be in the best interest of the Company and within the scope of authority conferred upon such Member or its designated Executive under this Agreement, (ii) any fraud, bad faith, willful misconduct or gross negligence of such Member or its designated Executive committed on or after December 29, 2010, (iii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition of the Property or any portion thereof, which breach was the result of information or matters relating to such Member and not to the Company or the Property, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by such Member.

12.4 Limited Recourse. Except as expressly otherwise set forth in this Agreement, no Member or the Company shall have any recourse against any Member for any liability of such Member arising under this Agreement beyond such Member’s Interest and the proceeds thereof. Except as expressly otherwise set forth in this Agreement, no officer, director, partner, member, employee, agent, trustee, Executive or principal of a Member shall have any personal liability for the obligations of such Member under this Agreement.

ARTICLE XIII

DISSOLUTION AND TERMINATION OF THE COMPANY

13.1 Dissolution.

(a) The happening of any one of the following events shall work an immediate dissolution of the Company:

(i) Decision of Members. Upon the unanimous agreement in writing of the Voting Members (and, if any Legacy Interests are then outstanding, the Members holding Legacy Interests) to dissolve the Company; or

(ii) No Remaining Members. Any time that there is no remaining Member of the Company.

(b) Except as otherwise specifically provided in this Agreement, each Member agrees that, without the unanimous consent of all of the Voting Members, a Member may not withdraw from or cause a voluntary dissolution of the Company. In the event that any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company and such Member shall be liable for all damages attributable to its breach of this Agreement.

13.2 Winding Up.

(a) Commencement. In the event of the dissolution of the Company in accordance with Section 3.1 or Section 13.1, the Administrative Member, on behalf of the Company and with the consent of the requisite Voting Members, shall commence to wind up the affairs of the Company and to liquidate its assets. The Members shall have full right and unlimited discretion to determine in good faith and in a reasonable manner the time, manner and terms of any sale or sales of the Company Property or any part thereof pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions.

(b) Distributions. Following the payment of all liabilities of the Company to third parties and all costs of liquidation and termination, and subject to the right of the Members to set up such reasonable cash Reserves as and for so long as is reasonably necessary in the good faith judgment of the Members for any contingent or unforeseen liabilities or obligations of the Company, the Administrative Member shall, with the consent of the requisite Voting Members, distribute the proceeds of the liquidation and any other funds of the Company in accordance with Section 9.8 (after deducting from amounts to which a Member is entitled any sum such Member owes the Company pursuant to this Agreement).

13.3 Termination and Cancellation. Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Members shall cause to be executed and recorded articles of dissolution of the Company as well as any and all other documents required to effectuate the dissolution and termination of the Company.

ARTICLE XIV

NOTICES

14.1 Notices. Whenever any notice, any of the reports specified in Article X or any other communication is required or permitted to be given under any provision of this Agreement, such notice, report or other communication shall be in writing, signed by or on behalf of the Person giving the notice or other communication, and shall be deemed to have been given on the earliest to occur of (a) the date of the actual delivery, (b) if mailed, three (3) Business Days after the date mailed by certified or registered mail, return receipt requested, with postage prepaid, (c) if sent with a nationally recognized overnight courier service, fees prepaid, the first Business Day following receipt of the notice by the courier service for delivery or (d) if by facsimile, on the day of such facsimile (provided, however, that the sender sends a copy of such notice by another method of delivery described in clause (b) or (c) of this Section 14.1), to the respective address(es) or fax number(s) of the Member (and any designated representatives provided on Exhibit B) or Members to whom such notice is to be given as set forth in Exhibit B, or at such other address of which such Member shall have given written notice to the other Members as provided in this Section 14.1. Any notice, report or other communication required or permitted to be given under any provision of this Agreement to the Company shall be sent as provided in this Section 14.1 to the attention of the Administrative Member, with a copy to the other Members. Legal counsel for any Member of the Company may provide notice on behalf of such Member or the Company.

ARTICLE XV

FISCAL YEAR

15.1 Fiscal Year. The fiscal year of the Company (a “Fiscal Year”) shall end as of December 31 of each year.

ARTICLE XVI

BANK ACCOUNTS

16.1 Bank Accounts. The Members shall cause there to be opened and maintained in the name of the Company one or more bank or money market account or accounts, as the Members shall deem necessary, into which account(s) shall be deposited all Gross Revenues of the Company. Withdrawals from such accounts shall be made upon the authorized signature or signatures of such person or persons as shall be designated by the Members.

ARTICLE XVII

AGREEMENT AND AMENDMENTS

17.1 Agreement and Amendments. This Agreement contains the entire understanding among the parties hereto concerning the operation of the Company and the rights and obligations of the Members, and supersedes any prior agreement and understanding between or among them, whether written or oral, respecting the subject matters addressed herein. Except as otherwise expressly permitted by the terms of this Agreement, this Agreement may be modified, amended or restated only by a written instrument signed by all of the Voting Members. Each of the Voting Members agrees to execute and deliver any amendment of this Agreement the sole purpose of which is to implement a Disposition that is permitted pursuant to Article XI. Each Non-Voting Member may vote on any amendment (i) that has a materially adverse and disproportionate economic effect on such Member compared with the other Members, other than with respect to a transaction described in the first sentence of Section 8.2 or (ii) any amendment that removes or otherwise adversely affects a right of such Non-Voting Member to Vote on any particular matter. Notwithstanding anything to the contrary in this Agreement, no amendment of this Agreement may modify the method of making Company allocations or distributions, modify any provision of this Agreement pertaining to limitations on the liability of the Members, or change the restrictions contained in this Section 17.1 unless each Member materially and adversely affected thereby has expressly consented in writing to such amendment.

ARTICLE XVIII

BINDING EFFECT

18.1 Binding Effect. Except as otherwise provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their legal representatives, heirs, successors and permitted assigns.

ARTICLE XIX

APPLICABLE LAWS

19.1 Applicable Laws. This Agreement and the rights of the Members hereunder shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without regard to any such laws that would result in the application of the laws of another jurisdiction; provided, however, that the substantive laws of the State of New York (other than any such laws that would result in the application of the laws of another jurisdiction) shall govern any limitation on interest rates hereunder.

ARTICLE XX

DISCLOSURES

20.1 Disclosures. Each of the Members hereby acknowledges, represents, warrants and/or agrees as follows:

(a) THAT SUCH MEMBER UNDERSTANDS THAT, TO THE EXTENT THAT IT IS LEGALLY DETERMINED THAT THERE IS AN ACQUISITION OF A SECURITY (WITHOUT CONCEDING SUCH HEREUNDER), THE INTEREST BEING ACQUIRED BY SUCH MEMBER HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, IN RELIANCE ON EXEMPTIONS THEREFROM FOR NON PUBLIC OFFERINGS OR OTHER EXCEPTIONS AND FURTHER UNDERSTANDS THAT SUCH INTEREST HAS NOT BEEN FILED WITH OR REVIEWED OR APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION, ANY STATE SECURITIES ADMINISTRATOR OR ANY OTHER FEDERAL OR STATE AGENCY, AND NO SUCH AGENCY, ADMINISTRATOR OR AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF ACQUIRING AN INTEREST OR THE ACCURACY OR ADEQUACY OF ANY INFORMATION PROVIDED BY THE COMPANY TO SUCH MEMBER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

(b) THAT, TO THE EXTENT THAT IT IS LEGALLY DETERMINED THAT THERE IS AN ACQUISITION OF A SECURITY (WITHOUT CONCEDING SUCH HEREUNDER), THE INTEREST OF SUCH MEMBER HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN (NOR WILL IT BE) REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS BY REASON OF AND IN RELIANCE UPON SPECIFIC EXEMPTIONS THEREUNDER RELATED TO THE LIMITED AVAILABILITY OF THE INTERESTS (IN ADDITION TO THE OTHER SUBSTANTIAL LIMITATIONS, RESTRICTIONS AND REQUIREMENTS SET FORTH IN THIS AGREEMENT).

(c) THAT SUCH MEMBER, OR THE SIGNATORY FOR SUCH MEMBER, IF THIS AGREEMENT IS BEING EXECUTED BY SUCH SIGNATORY IN A REPRESENTATIVE OR FIDUCIARY CAPACITY, HAS FULL POWER AND AUTHORITY TO EXECUTE AND DELIVER THIS AGREEMENT FOR ITSELF OR IN SUCH CAPACITY AND ON BEHALF OF SUCH MEMBER FOR WHOM SUCH SIGNATORY IS EXECUTING THIS AGREEMENT, AS THE CASE MAY BE, AND SUCH MEMBER HAS FULL RIGHT, POWER AND AUTHORITY TO PERFORM ALL OBLIGATIONS UNDER THIS AGREEMENT. IF THE SIGNATORY HERETO IS EXECUTING THIS AGREEMENT IN A REPRESENTATIVE OR FIDUCIARY CAPACITY, THE REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES SET FORTH IN THIS ARTICLE XX SHALL BE DEEMED TO HAVE BEEN MADE ON BEHALF OF THE MEMBER FOR WHOM SUCH SIGNATORY IS ACTING IN A REPRESENTATIVE OR FIDUCIARY CAPACITY.

(d) SUCH MEMBER IS ACQUIRING AN INTEREST IN THE COMPANY FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES ONLY, AND NOT WITH A VIEW TO THE SALE OR OTHER DISTRIBUTION THEREOF, IN WHOLE OR IN PART OR DIRECTLY OR INDIRECTLY, AND SUCH MEMBER IS NOT AN UNDERWRITER, BROKER OR DEALER WITH RESPECT TO SECURITIES OF ANY KIND, AS SUCH TERMS ARE DEFINED IN THE SECURITIES ACT.

(e) THAT, TO THE EXTENT THAT A COURT OF COMPETENT JURISDICTION DETERMINES THAT THERE IS AN ACQUISITION OF A SECURITY (WITHOUT CONCEDING SUCH HEREUNDER), SUCH MEMBER IS FULLY FAMILIAR WITH ALL FACTS AND CIRCUMSTANCES ATTENDANT TO ITS INVESTMENT IN THE COMPANY, HAS BEEN OFFERED ACCESS TO ALL BOOKS, RECORDS, DOCUMENTS AND OTHER INFORMATION RELATED TO THE COMPANY AND ITS BUSINESS, AFFAIRS AND PLANS, AND HAS HAD AN OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, REPRESENTATIVES OF THE COMPANY, AND THAT ALL INVESTIGATIONS, DUE DILIGENCE AND QUESTIONS HAVE BEEN COMPLETED OR ANSWERED TO SUCH MEMBER’S SATISFACTION.

(f) THAT SUCH MEMBER (AND ITS OFFICERS, PARTNERS, MEMBERS, MANAGERS, OWNERS, TRUSTEES AND/OR ATTORNEYS IN FACT, IF ANY, WHO ARE ACTING ON ITS BEHALF) HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SO AS TO BE CAPABLE OF EVALUATING, ALONE OR TOGETHER, THE MERITS AND RISKS OF A POTENTIAL INVESTMENT IN THE COMPANY.

20.2 Member’s Indemnity. Each Member shall indemnify, defend and hold harmless the Company, its agents and employees, and the other Members from and against any and all claims, demands, liabilities, costs, damages, expenses, and causes of action of any nature whatsoever (including reasonable attorneys’ and paralegals’ fees and costs before and at trial and at all appellate levels) arising out of or attributable to any inaccuracy in, or breach of, any representation, warranty or covenant of such Member contained in this Article XX subject to the limitation on recourse set forth in Section 12.4.

ARTICLE XXI

MISCELLANEOUS

21.1 Waiver of Action for Dissolution. Each of the Members irrevocably waives, to the fullest extent permitted by law, during the duration of the Company, (i) any right that such Member may have to force a judicial dissolution of the Company or to maintain any action or make application for the judicial dissolution of the Company and, upon any breach of this Agreement by a Member, the other Members, in addition to all rights and remedies available at law or in equity, shall be entitled to a decree or order restraining and enjoining such action or application; (ii) any right under Section 18-604 of the Delaware Act to withdraw or resign and receive the fair value of their Company Interests, and (iii) any right to demand or receive any Distribution from the Company in any form other than cash and in accordance with the provisions of this Agreement concerning Distributions.

21.2 Third Party Beneficiaries. Nothing contained in this Agreement is intended to benefit any third parties not specifically herein enumerated, and no Person is entitled to any benefits as a third party beneficiary hereunder on account of any obligation of the Members to contribute Invested Capital or other contributions or loans hereunder or to make payments of any nature or to perform any other obligation as required hereunder; it being expressly understood that the benefits, duties and obligations of each Member hereunder is solely and exclusively the rights and obligations of such Member and is not intended to benefit any third parties unless expressly stated to the contrary herein

21.3 Counterparts. This Agreement may be executed in several counterparts, and/or by the execution of counterpart signature pages that may be attached to one or more counterparts of this Agreement, and all so executed shall constitute one agreement binding on all of the Members, notwithstanding that all of the Members are not signatory to the original or the same counterpart. In addition, any counterpart signature page may be executed by any Member wherever such Member is located, and may be delivered by telephone facsimile transmission or by portable document format (“PDF”), and any such facsimile or PDF transmitted signature pages may be attached to one or more counterparts of this Agreement, and such signature(s) sent by facsimile or by PDF shall have the same force and effect, and be as binding, as if original signatures had been executed and delivered in person.

21.4 Provisions Severable. In the event that any sentence, paragraph, provision, section or article of this Agreement is declared by a court of competent jurisdiction to be void, such sentence, paragraph, provision, section or article shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.

21.5 Titles or Captions. Titles or captions in this Agreement are inserted only as a matter of convenience and are for reference only. Such titles and captions shall not be construed to define, limit, extend or describe the scope of this Agreement or the intent of any provision.

21.6 Waiver. Any waiver by any Member of any of its rights or remedies under this Agreement or of any breach or violation of or default under this Agreement must be in writing and signed by the party to be charged thereunder and shall not constitute a waiver of any of its other rights or remedies or of any other or future breach, violation or default hereunder.

21.7 Further Assurances. The Members agree from time to time to execute and deliver such further and other documents, certificates, instruments and amendments and to do all matters and things which may be convenient or necessary to more effectively and completely to carry out the intentions and purposes of this Agreement.

21.8 Construction of Agreement. Each of the Members agrees that it has been represented by counsel during, and each has been active in, the negotiation, preparation and execution of this Agreement and, therefore, waives the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Person drafting such agreement or document.

21.9 Fees and Costs. In any suit, arbitration or other proceeding by any Member or the Company to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it or him in connection therewith (including reasonable attorneys’ and paralegals’ fees and costs incurred before and at any trial or arbitration and at all appellate levels), as well as all other relief granted or awarded in such suit, arbitration or other proceeding.

21.10 Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

21.11 Venue. Each of the Members consents and submits to the jurisdiction of any Federal or State court in Wilmington, Delaware for any action arising out of any matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware.

21.12 Waiver of Jury Trial. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE COMPANY, OWNER OR ANY SUBSIDIARY, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OR CONDUCT, COURSE OR DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

21.13 Confidentiality.

(a) The terms of this Agreement and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members that is not publicly available (collectively, the “Confidential Information”) is confidential and proprietary information of the Company and the Members, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member (i) represents and warrants that it has not disclosed, and agrees that it will not disclose, to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until (in the case of Confidential Information about the Company and/or the Members) the Company has publicly disclosed the Confidential Information pursuant to authorization by the Members and has notified each Member that it has done so and (in the case of Confidential Information about a Member (and no other Member or the Company)) such Member has publicly disclosed the Confidential Information and (ii) agrees to direct its shareholders, partners, members directors, officers, agents, lenders, accountants, attorneys, advisors and Affiliates to whom Confidential Information is disclosed not to disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until (in the case of Confidential Information about the Company and/or the Members) the Company has publicly disclosed the Confidential Information pursuant to authorization by the Members and has notified each Member that it has done so and (in the case of Confidential Information about a Member (and no other Member or the Company)) such Member has publicly disclosed the Confidential Information; provided, however, that any Member (and its Affiliates) may disclose Confidential Information (a) if required by law (it being specifically understood and agreed that anything set forth in a registration statement, report or any other document filed with the Securities and Exchange Commission or any securities exchange or otherwise pursuant to law will be deemed required by law) or judicial proceedings, (b) to its direct and indirect shareholders, partners and members, its directors, officers, agents (and the directors officers and agents of its direct and indirect shareholders, partners and members), its lenders, its accountants, its attorneys, its advisors and its Affiliates, provided that it directs any of such foregoing parties to maintain a similar confidence with respect thereto and (c) to any other Person(s) if necessary for it to perform any of its duties or obligations hereunder or under any property management agreement or other agreement to which it or the Company is a party, provided that it directs such other Person(s) to maintain a similar confidence.

(b) Notwithstanding anything to the contrary in Section 21.13(a), each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section, provided that if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its diligent efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company. The covenants contained in this Section will survive the transfer of the Interest of any Member and the termination or dissolution of the Company.

(c) Notwithstanding anything to the contrary herein, a Member may disclose to any and all Persons, without limitation, the tax treatment of the transactions entered into by the Company and of being a Member of the Company; provided, however, that a Member may not disclose other information not relevant to understanding such tax treatment (including the identity of any Member or any information that could lead any Person to determine the identity of any Member).

21.14 Publicity. The parties agree that no Member shall issue any press release or otherwise publicize the terms of this Agreement or the terms of the acquisition of the Property or any portion thereof or the proposed terms of the acquisition of any portion of the Property, without the consent of each of the other Voting Members, except as such disclosure may be made in the course of normal reporting practices by any Member or an Affiliate of a Member to its shareholders, partners, members, directors, officers, members or as otherwise required by law, including as necessary or appropriate for any Member or its Affiliate to comply with its obligations under applicable securities laws or the rules of any securities exchange.

21.15 Cooperation. In connection with the sale of the Property or any portion thereof or any direct or indirect interest therein, each Member agrees to reasonably cooperate with any other Member (the “Exchanging Member”) desiring to structure such disposition in a manner that will afford the Exchanging Member an opportunity to take advantage of provisions of the Code governing tax free exchanges or reorganizations; provided that such structuring does not have an adverse effect on any such sale (including with respect to timing), and provided that the

Exchanging Member shall bear all costs and expenses associated with such structuring, the other Members shall not be required to take title to any property or interest or assume or be subject to any obligations, and the Exchanging Member shall indemnify, defend and hold the other Members and the Company harmless from and against any and all claims, demands, liabilities, costs, damages, expenses, and causes of action of any nature whatsoever that they may incur by reason of their participation or cooperation in such exchange or reorganization transaction. The parties will reasonably cooperate in a connection with a Member’s request to facilitate a tax-free exchange including, where appropriate, the Exchanging Member providing credit support for its indemnification obligations pursuant to this Section 21.15.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Voting Members have executed and adopted this Agreement as of the date first above written.

FIVE POINT:

FIVE POINT HERITAGE FIELDS, LLC, a Delaware limited liability company

By: Five Point Operating Company, LLC, its sole member

By:	/s/ Emile Haddad
Name:	Emile Haddad
Its:

CO-INVESTOR:

HERITAGE FIELDS CAPITAL CO-INVESTOR MEMBER, LLC, a Delaware limited liability company

By:	/s/ Ron J. Hoyl
Name:	Ron J. Hoyl
Its:	Vice President

MSD:

MSD HERITAGE FIELDS, LLC, a Delaware limited liability company

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Its:	Vice President

LNR:

LNR HF II, LLC, a California limited liability company,

By:	/s/ Daniel Schwaegler
Name:	Daniel Schwaegler
Its:	Senior Vice President

[Signature Page to Fourth Amended and Restated Limited

Liability Company Agreement of Heritage Fields LLC]

MEMBER AFFILIATE GUARANTY

Each of the undersigned (sometimes referred to herein as an “Affiliated Guarantor” or “Guarantor”), by this Member Affiliate Guaranty (this “Guaranty”) assumes and agrees to be bound by the obligations (collectively, the “Obligations”) of the Member holding a Percentage Interest that is an Affiliate of such Guarantor to make Additional Capital Contributions pursuant to Section 7.2(a) of the Fourth Amended and Restated Limited Liability Company Agreement of Heritage Fields LLC, dated as April 21, 2017 (the “Agreement”), and agrees that this guaranty obligation is absolute, unconditional and irrevocable (except as otherwise expressly provided in the Agreement) and that such guaranty constitutes a guaranty of payment and not merely a guaranty of collection. Each Affiliated Guarantor further agrees as follows:

1.	Nothing herein shall require any Member or Affiliated Guarantor that is a beneficiary of this Guaranty (a “Beneficiary”) to first seek or exhaust any remedy against any Member or any other person obligated with respect to the Obligations, or to first foreclose, exhaust or otherwise proceed against any collateral, security or other guaranty, if any, which may be given at any time in connection with the Obligations.

2.	The Guarantor agrees that its obligations under this Guaranty shall be primary, absolute, continuing and unconditional, irrespective of and unaffected by any of the following actions or circumstances (regardless of any notice to or consent of Affiliated Guarantor): (a) the genuineness, validity, regularity and enforceability of any provision of this Agreement or any other agreement, instrument, certificate, notice or other document; (b) any extension, renewal, amendment, change, waiver or other modification of this Agreement or any other agreement, instrument, certificate, notice or other document; (c) the absence of, or delay in, any action to enforce this Agreement, this Guaranty or any other agreement, instrument, certificate, notice or other document; (d) the release of, extension of time for payment or performance by or any other indulgence granted to any Member or any other person with respect to the Obligations by operation of law, in equity or otherwise; (e) any Member’s Bankruptcy; or (f) any other action or circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than an Obligation having been paid or performed. Notwithstanding the foregoing, Guarantor’s obligations under this Guaranty shall be subject to any applicable statute of limitation and defenses available to any Member against the specific guaranteed claims made by the relevant Beneficiary under this Agreement, other than Bankruptcy of any Member or defenses relating to the absence or lack of power, authority or authorization, or lack of due execution and delivery of this Agreement by any Member or defenses related to non-substantive procedural matters.

3.	This Guaranty shall continue and remain undischarged until all of the Obligations are indefeasibly paid and performed in full. The Guarantor agrees that this Guaranty shall remain in full force and effect or be reinstated (as the case may be) if at any time payment or performance of any of the Obligations (or any part thereof) is rescinded, reduced or must otherwise be restored or returned by any Beneficiary, all as though such payment or performance had not been made or performed. If, by reason of any Bankruptcy or similar laws affecting the rights of creditors, a Beneficiary shall be prohibited from exercising any of its rights or remedies against any Member or any other person or against any property, then, as between the Beneficiary and Affiliated Guarantor, such prohibition shall be of no force or effect, and the Beneficiary shall have the right to make demand upon, and receive payment from Affiliated Guarantor of all amounts and other sums that would be due to the Beneficiary upon a breach or default with respect to the Obligations.

4.	Notice of acceptance of this Guaranty and of any breach or default by any Member or any other person is hereby waived. Presentment, protest, demand and notice of protest, demand and dishonor of any of the Obligations, and the exercise of possessory, collection or other remedies for the Obligations, are hereby waived.

5.	The Guarantor hereby represents and warrants (all of which representations and warranties shall survive until all Obligations are indefeasibly satisfied in full), that:

(a)	The Guarantor has full the power and authority to execute and deliver this Guaranty and to perform the obligations of Affiliated Guarantor under this Guaranty.

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(b)	This Guaranty constitutes the legal, valid and binding obligation of Affiliated Guarantor enforceable in accordance with its terms.

(c)	No consent of any other person or entity (including, without limitation, any creditor of Affiliated Guarantor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty.

6.	TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, AFFILIATED GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS GUARANTY, THE OBLIGATIONS GUARANTEED HEREBY, ANY RELATED DOCUMENTS, ANY DEALINGS BETWEEN OR AMONG AFFILIATED GUARANTOR, PURCHASER, SELLER, AND THE OTHER BENEFICIARIES RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN OR AMONG SUCH PARTIES WITH RESPECT THERETO; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. AFFILIATED GUARANTOR FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, AFFILIATED GUARANTOR HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. AFFILIATED GUARANTOR ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE BY PURCHASER OF THIS GUARANTY.

THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AND ALL SUBSEQUENT AMENDMENT(S), RENEWAL(S), SUPPLEMENT(S) AND/OR MODIFICATION(S) TO THIS GUARANTY, THE OBLIGATIONS GUARANTEED HEREBY, AND ANY RELATED AGREEMENTS, INSTRUMENTS AND DOCUMENTS. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

7.	THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS SET FORTH HEREIN SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO SUCH LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. Guarantor hereby irrevocably submits to the exclusive jurisdiction of the State or Federal courts of the Wilmington, Delaware (each, a “Delaware Court”) in any action, suit or proceeding arising out of or related to this Guaranty. All claims relating to such suits, actions or proceedings shall be brought, heard and determined in such Delaware Court. Guarantor and, by its acceptance of this Guaranty, Purchaser hereby (i) waives (a) any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such Delaware Court and (b) any right to assert that such suit, action or proceeding was brought in an inconvenient forum and (ii) agrees not to plead or claim the same. Guarantor and, by its acceptance of this Guaranty, Purchaser, agrees that any final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.	Any notice, demand, request or other communication which may or is required to be given to an Affiliated Guarantor shall be given to such Affiliated Guarantor at the address of its Affiliated Member as set forth in, and otherwise pursuant to, the notice provisions of the Agreement.

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9.	Guarantor further agrees as follows:

(a)	To the fullest extent permitted by applicable law, Guarantor hereby waives: (i) notice of acceptance hereof; (ii) notice of any financial accommodations made or extended under this Agreement, or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to Guarantor’s right to make inquiry of Purchaser to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any Member or of any other fact that might increase Guarantor’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to this Agreement; (vi) notice of any unmatured breach of default under this Agreement; and (vii) all other notices (except if such notice is specifically required to be given to Guarantor under this Guaranty or any other related agreement to which Guarantor is a party) and demands to which Guarantor might otherwise be entitled.

(b)	To the fullest extent permitted by applicable law, Guarantor waives the right by statute or otherwise to require a Beneficiary to institute suit against any Member or to exhaust any rights and remedies which a Beneficiary has or may have against any Member. In this regard, Guarantor agrees that it is bound to the payment of each and all Obligations, whether now existing or hereafter arising, as fully as if such Obligations were directly owing to a Beneficiary by Guarantor.

(c)	Until such time as all of the Obligations have been fully, finally, and indefeasibly paid in full in cash: (i) Guarantor hereby waives and postpones any right of subrogation Guarantor has or may have as against any Member with respect to the Obligations; (ii) in addition, Guarantor hereby waives and postpones any right to proceed against any Member for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the Obligations; and (iii) in addition, Guarantor also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any Member.

(d)	If, notwithstanding the provisions of Section 7 of this Guaranty and the intent of the parties that Delaware law govern this Guaranty, any court shall determine that this Guaranty shall be governed by the laws of the State of California, then: WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED BY LAW, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE §§ 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, AND 2850, AND CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE.

10.	The Obligations shall constitute a Reimbursement Agreement.

[Signature Pages Follow]

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GUARANTOR JOINDER SIGNATURE PAGE

FIVE POINT OPERATING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Emile Haddad
Name:	Emile Haddad
Its:	President and Chief Executive Officer

[Signature Page to Joinder to Fourth Amended And Restated Limited

Liability Company Agreement of Heritage Fields LLC]

GUARANTOR JOINDER SIGNATURE PAGE

MSD PORTFOLIO L.P. - INVESTMENTS, a Delaware limited partnership

By:	MSD Capital, L.P., a Delaware limited partnership, its General Partner

	By:	MSD Capital Management, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Its:	Vice President

[Signature Page to Joinder to Fourth Amended And Restated Limited

Liability Company Agreement of Heritage Fields LLC]

GUARANTOR JOINDER SIGNATURE PAGE

STARWOOD DISTRESSED OPPORTUNITY FUND IX-I U.S., L.P., a Delaware limited partnership

By:	Starwood IX Management, L.P., a Delaware limited partnership

By:	Starwood IX Management GP, L.L.C, a Delaware liability company

By:	/s/ Daniel Schwaegler
Name:	Daniel Schwaegler
Its:	Senior Vice President

STARWOOD DISTRESSED OPPORTUNITY FUND IX GLOBAL, L.P., a Delaware limited partnership

By:	Starwood IX Management, L.P., a Delaware limited partnership

By:	Starwood IX Management GP, L.L.C, a Delaware liability company

By:	/s/ Daniel Schwaegler
Name:	Daniel Schwaegler
Its:	Senior Vice President

[Signature Page to Joinder to Fourth Amended And Restated Limited

Liability Company Agreement of Heritage Fields LLC]

GUARANTOR JOINDER SIGNATURE PAGE

HERITAGE FIELDS CAPITAL CO-INVESTOR MEMBER, LLC, a Delaware limited liability company

By:	Heritage Fields Capital Co-Investor MM, LLC, a Delaware limited liability company

	By:	Rockpoint Group, L.L.C., a Delaware limited liability company

By:	/s/ Ron J. Hoyl
Name:	Ron J. Hoyl
Its:	Vice President

[Signature Page to Joinder to Fourth Amended And Restated Limited

Liability Company Agreement of Heritage Fields LLC]

EXHIBIT A

MEMBERS’ NAMES, PERCENTAGE INTERESTS AND CONTRIBUTION PERCENTAGES

(as of the Effective Date)

Member	Percentage Interest	Legacy Interest	Contribution Percentage

FPC-HF Venture I, LLC	—	12.5%	—

MSD Heritage Fields, LLC	12.5%	12.5%	12.5%

Heritage Fields Capital Co-Investor Member LLC	37.5%	37.5%	37.5%

LNR HF II, LLC	12.5%	12.5%	12.5%

LenFive, LLC	—	25.0%	—

Five Point Heritage Fields, LLC	37.5%	—	37.5%

EXHIBIT B

ADDRESSES FOR NOTICES

If to Five Point:

Five Point Heritage Fields, LLC

25 Enterprise, Suite 300

Aliso Viejo, California 92656

Attn: Legal Notices

Telephone: (949) 349-1000

Facsimile: (949) 349-1075

If to FPC-HF:

Five Point Communities, LP

25 Enterprise Drive, Suite 300

Aliso Viejo, CA 92691

Attn: Emile Haddad and Michael Alvarado

Facsimile:

Email:

and:

HFET Opportunities, LLC

4600 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attn: General Counsel

Facsimile: (612) 851-3001

Email: notices@castlelake.com

with a copy (which shall not constitute notice) to:

HFET Opportunities, LLC

4600 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attn: Judd Gilats

Facsimile: (612) 851-3001

Email: judd.gilats@castlelake.com

and:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center

30th Floor

San Francisco, CA 94111

Attn: Marv Pearlstein

Facsimile: (415) 291-7511

Email: MPearlstein@manatt.com

To Co-Investor:

Heritage Fields Capital Co-Investor Member LLC

c/o Rockpoint Group, L.L.C.

Woodlawn Hall at Old Parkland

3953 Maple Avenue, Suite 300

Dallas, Texas 75219

Attn: General Counsel

Telephone: (972) 934-0100

Facsimile: (972) 934-8333

with a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, NY 10022

Attn: Louis Hait, Esq.

Telephone: (212) 836-8870

Facsimile: (212) 836-6770

If to MSD:

MSD Portfolio L.P. - Investments

c/o MSD Capital, L.P.

645 Fifth Avenue, 21st Floor

New York, NY 10022-5910

Attn: Marc Lisker, General Counsel

Telephone: (212) 303-1668

Facsimile: (212) 303-1772

with a copy to:

MSD Capital, L.P.

100 Wilshire Boulevard,

Suite 1700

Santa Monica, California 90401

Attn: Alan Epstein

Telephone: (310) 458-3609

Facsimile: (310) 458-3619

If to Lennar:

Lennar Corporation

25 Enterprise, 4th Floor

Aliso Viejo, California 92656

Attn: Jonathan M. Jaffe

Telephone: (949) 349-8076

Facsimile: (949) 349-0782

with a copy to:

Lennar Corporation

700 NW 107th Avenue

Miami, FL 33172

Attn: Mark Sustana/General Counsel

Telephone: (305) 229-6400

Facsimile: (305) 229-6650

and:

Bilzin Sumberg Baena Price & Axelrod LLP

1450 Brickell Avenue

Suite 2300

Miami, Florida 33131-3456

Attn: Brian L. Bilzin, Esq.

Facsimile: (305) 351-2200

If to LNR:

c/o IX LNR HF II HOLDINGS, L.L.C.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attn: Ellis Rinaldi, Esq.

With a copy to

LNR HF II, LLC

c/o Starwood Capital Group Global, LLC

100 Pine Street, Suite 3000

San Francisco, California 94111

Attn: Daniel Schwaegler

and:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Scott M. Freeman

         Michael A. Gordon